EXHIBIT 10.1 INTEGRA SP STOCK PURCHASE AGREEMENT.
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                            STOCK PURCHASE AGREEMENT


                                 BY AND BETWEEN


                             TIGER TELEMATICS, INC.


                           INTEGRA SP HOLDINGS LIMITED

                                       AND

                           INTEGRA SP NOMINEE LIMITED

                          Dated as of October 29, 2004












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                                TABLE OF CONTENTS
                                                                            Page

Article I PURCHASE AND SALE OF SHARES.........................................1
         1.1      TRANSFER OF SHARES..........................................1
         1.2      PURCHASE PRICE..............................................1
         1.3      PAYMENT AT CLOSING..........................................4
         1.4      DELIVERY OF SHARES..........................................4
         1.5      AFFILIATE-OWNED ASSETS......................................4
         1.6      ASSET TRANSFER AND FURTHER ASSURANCES.......................4

Article II THE CLOSING........................................................4

Article III REPRESENTATIONS AND WARRANTIES of THE STOCKHOLDER.................5
         3.1      TITLE TO THE SHARES.........................................5
         3.2      ORGANIZATION AND POWER......................................5
         3.3      AUTHORITY; AUTHORIZATION, EXECUTION AND DELIVERY;
                  ENFORCEABILITY; NO CONFLICT.................................5
         3.4      CONSENTS....................................................6
         3.5      BROKERS.....................................................6
         3.6      INVESTMENT REPRESENTATIONS..................................7

Article IV REPRESENTATIONS AND WARRANTIES of the seller group.................8
         4.1      ORGANIZATION, POWER, AUTHORITY AND GOOD STANDING............8
         4.2      AUTHORITY; AUTHORIZATION, EXECUTION AND DELIVERY;
                  ENFORCEABILITY; NO CONFLICT.................................8
         4.3      CONSENTS....................................................9
         4.4      CAPITALIZATION..............................................9
         4.5      SUBSIDIARIES; INVESTMENTS..................................10
         4.6      FINANCIAL INFORMATION......................................10
         4.7      ABSENCE OF UNDISCLOSED LIABILITIES.........................11
         4.8      ABSENCE OF CHANGES.........................................11
         4.9      TAX MATTERS................................................12
         4.10     TITLE TO ASSETS, PROPERTIES AND RIGHTS AND
                  RELATED MATTERS............................................14
         4.11     REAL PROPERTY - OWNED OR LEASED............................15
         4.12     INTELLECTUAL PROPERTY......................................15
         4.13     AGREEMENTS, NO DEFAULTS, ETC...............................17
         4.14     LITIGATION, ETC............................................19
         4.15     COMPLIANCE WITH LAWS.......................................19
         4.16     INSURANCE..................................................19
         4.17     LABOR RELATIONS; EMPLOYEES.................................20
         4.18     ERISA COMPLIANCE...........................................22
         4.19     ENVIRONMENTAL MATTERS......................................22
         4.20     BROKERS....................................................23
         4.21     RELATED PARTY TRANSACTIONS.................................23
         4.22     ACCOUNTS AND NOTES RECEIVABLE..............................24
         4.23     BANK ACCOUNTS; POWERS OF ATTORNEY..........................24
         4.24     SUPPLIERS AND VENDORS......................................24
         4.25     CUSTOMERS..................................................24
         4.26     CONFLICTS OF INTEREST......................................25
         4.27     DISCLOSURE.................................................25



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Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................25
         5.1      ORGANIZATION; CORPORATE AUTHORITY..........................25
         5.2      AUTHORITY; AUTHORIZATION; EXECUTION AND DELIVERY;
                  ENFORCEABILITY; NO CONFLICT................................25
         5.3      CONSENTS...................................................26
         5.4      BROKERS....................................................26
         5.5      LITIGATION.................................................26
         5.6      TIGR SHARES................................................27
         5.7      CAPITALIZATION.............................................27
         5.8      WARN ACT...................................................27
         5.9      SEC DOCUMENTS..............................................27
         5.10     INVESTMENT INTENT..........................................27

Article VI COVENANTS AND AGREEMENTS..........................................28
         6.1      ACCESS TO RECORDS AND PROPERTIES...........................28
         6.2      CONDUCT OF THE BUSINESS....................................28
         6.3      EFFORTS TO CONSUMMATE......................................29
         6.4      NEGOTIATION WITH OTHERS....................................30
         6.5      NOTICE OF PROSPECTIVE BREACH...............................30
         6.6      PUBLIC ANNOUNCEMENTS.......................................30
         6.7      EXCHANGE PROCEEDS..........................................31
         6.8      NON-COMPETITION COVENANT...................................31
         6.9      DISCLOSURE OF INFORMATION..................................32
         6.10     USE OF PROPRIETARY NAME....................................34
         6.11     SUPPLEMENTS TO SCHEDULES...................................34
         6.12     CERTAIN EMPLOYEE MATTERS...................................34
         6.13     NO-HIRE OF EMPLOYEES.......................................35
         6.14     NASDAQ LISTING.............................................35
         6.15     FINANCIAL STATEMENTS.......................................35
         6.16     PAYMENT TO KBC.............................................35

Article VII CLOSING OBLIGATIONS..............................................36
         7.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS.....................36
         7.2      CONDITIONS TO OBLIGATIONS OF THE PURCHASER.................36
         7.3      CONDITIONS TO OBLIGATIONS OF THE SELLER GROUP..............38

Article VIII INDEMNIFICATION.................................................39
         8.1      GENERALLY..................................................39
         8.2      ASSERTION OF CLAIMS........................................40
         8.3      NOTICE AND DEFENSE OF THIRD PARTY CLAIMS...................40
         8.4      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................41
         8.5      LIMITATIONS ON INDEMNIFICATION.............................42
         8.6      EXCLUSION OF CERTAIN CLAIMS................................43
         8.7      MITIGATION.................................................43
         8.8      PARTIES TO CLAIM...........................................43

Article IX TERMINATION; EFFECT OF TERMINATION................................44
         9.1      TERMINATION................................................44
         9.2      EFFECT OF TERMINATION......................................45


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Article X MISCELLANEOUS PROVISIONS...........................................45
         10.1     AMENDMENT..................................................45
         10.2     ENTIRE AGREEMENT...........................................45
         10.3     SEVERABILITY...............................................46
         10.4     BENEFITS OF AGREEMENT......................................46
         10.5     EXPENSES; SALES AND TRANSFER TAXES.........................46
         10.6     REMEDIES...................................................46
         10.7     NOTICES....................................................47
         10.8     COUNTERPARTS AND FACSIMILE EXECUTION.......................48
         10.9     GOVERNING  LAW.............................................48
         10.10    JURISDICTION AND VENUE.....................................49
         10.11    MUTUAL CONTRIBUTION........................................49
         10.12    NO THIRD PARTY BENEFICIARIES...............................49
         10.13    INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND
                  WARRANTIES.................................................49
         10.14    INTERPRETATION; CONSTRUCTION...............................50



                                                                        Page iii
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                         ANNEXES, SCHEDULES AND EXHIBITS

Annexes
-------

Annex I                Stockholder
Annex II               Certain Definitions

Schedules
---------

Schedule 3.4       -    Stockholder Consents
Schedule 4.1       -    Foreign Qualifications for the Company and Its
                         Subsidiaries
Schedule 4.3       -    Company Consents
Schedule 4.4(a)    -    Capitalization of the Company and Its Subsidiaries
Schedule 4.4(b)    -    Options, Warrants, Voting Agreements, etc.
Schedule 4.5       -    Subsidiaries and Investments
Schedule 4.6(a)    -    Financial Statements
Schedule 4.6(c)    -    Accounts Payable and Accounts Receivable
Schedule 4.7       -    Undisclosed Liabilities
Schedule 4.8       -    Absence of Changes
Schedule 4.9(a)    -    Tax Matters
Schedule 4.9(c)    -    Taxing Authority Notifications
Schedule 4.10(a)   -    Encumbrances
Schedule 4.10(b)   -    Tangible Personal Property
Schedule 4.11(a)   -    Real Property
Schedule 4.11(b)   -    Real Property Proceedings, Notices and Exceptions
Schedule 4.12(a)   -    Intellectual Property Rights
Schedule 4.12(b)   -    Actions to Protect Intellectual Property Rights
Schedule 4.13(a)   -    Material Contracts
Schedule 4.13(c)   -    Funded Indebtedness
Schedule 4.14(a)   -    Litigation, Etc.
Schedule 4.14(b)   -    Resolved Litigation
Schedule 4.15      -    Compliance with Laws
Schedule 4.16(a)   -    Insurance Policies
Schedule 4.16(b)   -    Insurance Claims, Etc.
Schedule 4.17(a)   -    Directors, Officers and Key Employees
Schedule 4.17(b)   -    Number of Employees, Independent Contractors, etc.
Schedule 4.17(c)   -    Labor Relations
Schedule 4.17(e)   -    Labor Proceedings
Schedule 4.17(f)   -    Joint Employer Matters
Schedule 4.17(g)   -    Independent Contractor Agreements
Schedule 4.19(a)   -    Environmental Laws - Violations
Schedule 4.19(b)   -    Environmental Compliance - Previously Owned Properties
Schedule 4.21(a)   -    Related Party Transactions
Schedule 4.21(b)   -    Distributions
Schedule 4.22      -    Accounts and Notes Receivable
Schedule 4.23      -    Bank Accounts; Powers of Attorney
Schedule 4.24      -    Suppliers and Vendors
Schedule 4.25      -    Customers


                                                                         Page iv
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Schedule 5.1       -    Foreign Qualifications for the Purchaser
Schedule 5.3       -    Purchaser Consents


Exhibits
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Exhibit A          -    Form of Escrow Agreement













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                             Index of Defined Terms

                  The following capitalized terms, which may be used in more than one Section or other location of this Agreement, are defined in the following Sections or other locations:

                                                                Section or
     Term                                                     other Location
     ----                                                     --------------

     Acquisition Proposal                                         Annex II
     Affiliate                                                    Annex II
     Affiliate-Owned Asset                                             1.5
     Agreement                                                       10.14
     Annual Balance Sheet                                        4.6(a)(i)
     Annual Balance Sheet Date                                   4.6(a)(i)
     Annual Financial Statements                                 4.6(a)(i)
     Arbitrating Accountants                                      Annex II
     Knowledge                                                       10.14
     Business                                                     Preamble
     Business Day                                                 Annex II
     Capital Lease                                                Annex II
     Charter Documents                                            Annex II
     Closing                                                    Article II
     Closing Date                                               Article II
     Code                                                           4.9(a)
     Commission                                                   Annex II
     Company                                                       Caption
     Competing Business                                             6.8(b)
     Confidential Information                                       6.9(a)
     Contract                                                     Annex II
     Control                                                      Annex II
     Covered Properties                                            4.19(b)
     Employee Benefit Plan                                        Annex II
     Encumbrances                                                 Annex II
     Environmental, Health and Safety Laws                        Annex II
     Escrow Account                                                    1.2
     Exchange Proceeds                                                 6.7
     Exchange Rate                                                Annex II
     Exclusivity Period                                             6.4(a)
     ERISA                                                        Annex II
     Excluded Seller Representations                                8.5(a)
     Financial Statements                                      4.6(a)(iii)
     Funded Indebtedness                                          Annex II
     GAAP                                                         Annex II
     Governmental Entity                                          Annex II
     Guaranty                                                     Annex II
     Hired Employees                                                  6.12
     HSR Act                                                           6.3

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                                                                Section or
     Term                                                     other Location
     ----                                                     --------------

     Income Taxes                                                 Annex II
     Indemnified Persons                                          Annex II
     Indemnifying Persons                                         Annex II
     Initial TIGR Shares Portion                                       1.2
     Intellectual Property Rights                                 Annex II
     Interim Balance Sheets                                      4.6(a)(i)
     Interim Financial Statements                                4.6(a)(i)
     Latest Balance Sheet                                      4.6(a)(iii)
     Latest Balance Sheet Date                                 4.6(a)(iii)
     Latest Financial Statements                               4.6(a)(iii)
     Law                                                          Annex II
     Leased Property                                               4.11(a)
     Letter of Intent                                                 10.2
     Liability                                                    Annex II
     Licensed Requisite Rights                                  4.12(a)(i)
     Litigation Expense                                           Annex II
     Losses                                                       Annex II
     Management Stockholder                                       Annex II
     Market Price                                                 Annex II
     Material Adverse Change                                        4.8(i)
     Material Contracts                                                  0
     Options                                                      Annex II
     Orders                                                       Annex II
     Owned Requisite Rights                                     4.12(a)(i)
     Permits                                                      Annex II
     Permitted Encumbrances                                       Annex II
     Person                                                       Annex II
     Possible Transaction                                              6.4
     Proceeding                                                   Annex II
     Purchase Price                                                    1.2
     Purchaser                                                     Caption
     Purchaser Indemnified Persons                                Annex II
     Purchaser Indemnifying Persons                               Annex II
     Purchaser Losses                                             Annex II
     Purchaser's Accountants                                      Annex II
     Representatives                                                6.9(a)
     Requisite Rights                                           4.12(a)(i)
     Restrictive Period                                             6.8(a)
     Securities                                                   Annex II
     Securities Act                                               Annex II
     Seller Group                                                  Caption
     Seller Indemnified Persons                                   Annex II
     Seller Indemnifying Persons                                  Annex II
     Seller Losses                                                Annex II
     Shares                                                       Preamble


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                                                                Section or
     Term                                                     other Location
     ----                                                     --------------
     Stock                                                        Preamble
     Stockholder                                                   Caption
     Subsidiary                                                   Annex II
     Survival Date                                                  8.4(a)
     Tax Return                                                   Annex II
     Taxes                                                        Annex II
     TIGR Shares                                                  Annex II
     Third Party                                                   4.17(f)
     Third Party Claim                                                 8.3
     Twelve Month Target Net Profit                                 1.2(c)
     Twelve Month Target Net Sales                                 1.2(c)
     Twenty-Four Month Target Net Profit                            1.2(e)
     Twenty-Four Month Target Net Sales                             1.2(e)











                                                                       Page viii

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT dated as of October 29, 2004, is by and among TIGER TELEMATICS, INC., a Delaware corporation (the "Purchaser"), INTEGRA SP HOLDINGS LTD., an English limited company incorporated under the laws of England (the "Company"), and INTEGRA SP NOMINEE LTD., an English limited company incorporated under the laws of England and the sole stockholder of the Company (the "Stockholder"; and the Stockholder and the Company are collectively referred to as the "Seller Group"). Certain capitalized terms used in this Agreement are defined on Annex II attached to this Agreement.

                                    PREAMBLE

         The Company, together with its Subsidiaries, is engaged in the business (collectively, the "Business") of (i) providing software for the visualization, interaction and integration of real-time enterprise systems in a browser through its award winning AltioLive(TM) product, (ii) developing software products, and
(iii) providing software support services to customers, partners and end users within the finance, public and commercial sectors.

         The Stockholder will be on Closing the sole stockholder of the Company, with the Stockholder being the legal owner of all of the outstanding shares of the common stock, .01 Pence par value per share, of the Company (the "Stock"). The shares of Stock owned by the Stockholder are collectively referred to as the "Shares." The Stockholder desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholder, all of the Shares, on the terms and subject to the conditions contained in this Agreement.

         ACCORDINGLY, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF SHARES

1.1      Transfer of Shares.

         On the terms and subject to the conditions contained in this Agreement, at the Closing, the Stockholder shall sell, transfer, convey and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Stockholder, all of the Shares, free and clear of all Encumbrances.

1.2      Purchase Price.

         The aggregate consideration to be paid by the Purchaser to the Stockholder for the Shares shall consist of the sum of the following (such sum being called the "Purchase Price"):

         (a) At Closing, 625,250 (the "Initial TIGR Shares Portion") newly issued TIGR Shares;

         (b) Twelve (12) months following the Closing, Purchaser shall release from the Escrow Account that number of TIGR Shares determined as follows:

                  (i) if the Market Price of TIGR Shares immediately before the first anniversary of Closing is less than $8.75 then 1,253,349 TIGR Shares; or

                  (ii) if the Market Price of TIGR Shares immediately before the first anniversary of Closing is greater than or equal to $8.75 and less than or equal to $13.75, the number of TIGR Shares found by dividing the Market Price immediately before the first anniversary of Closing by the sum of Sterling GBP 6 million converted to United States dollars at the Exchange Rate; or

                  (iii) if the Market Price of TIGR Shares immediately before the first anniversary of Closing is greater than $13.75, the number of TIGR Shares found by dividing the Market Price immediately before the first anniversary of Closing by the sum of Sterling GBP 6 million converted to United States dollars at the Exchange Rate together with twenty-five percent (25%) of the amount by which the number of TIGR Shares calculated under this clause 1.2(b) (iii) is less than 797,586 TIGR Shares.

         (c) Fifteen (15) months following the Closing, Purchaser shall release from the Escrow Account that number of TIGR Shares with a maximum aggregate value of up to Sterling GBP 2,000,000, based on the Market Price of TIGR Shares immediately before the fifteen (15) month anniversary of Closing; provided, however, the payment described in this Section 1.2(c) shall be subject to an earn-out adjustment described below based on the achievement of targeted net sales of the Business of GBP 3,560,000 ("Twelve Month Target Net Sales") and targeted net profit of the Business of GBP 330,314 ("Twelve Month Target Net Profit"), in each case for the twelve (12) month period beginning with the first full month following the Closing:

                  (i) Sterling GBP 1,000,000 of the payment described in this Section 1.2(c) will be multiplied by that percentage that is equal to the ratio (expressed as a percentage) (A) the numerator of which is the actual net sales of the Business for the twelve (12) month period beginning with the first full month following the Closing, determined by the Purchaser on a basis consistent with the preparation of the Company's Latest Financial Statements provided to Purchaser prior to Closing, and (B) the denominator of which is the Twelve Month Target Net Sales (provided that the amount of such adjustment shall not be less than zero or more than Sterling GBP 1,000,000); and

                  (ii) Sterling GBP 1,000,000 of the payment described in this Section 1.2(c) will be multiplied by that percentage that is equal to the ratio (expressed as a percentage) (A) the numerator of which is the actual net profit of the Business for the twelve (12) month period beginning with the first full month following the Closing, determined by the Purchaser on a basis consistent with the preparation of the Company's Latest Financial Statements provided to Purchaser prior to Closing and (B) the denominator of which is the Twelve Month Target Net Profit (provided that the amount of such adjustment shall not be less than zero or more than Sterling GBP 1,000,000);

         (d) Twenty-Four (24) months following the Closing, Purchaser shall release from the Escrow Account that number of TIGR Shares determined as follows:

                  (i) if the Market Price of TIGR Shares immediately before the second anniversary of Closing is less than $8.75 then 731,120 TIGR Shares; or

                  (ii) if the Market Price of TIGR Shares immediately before the second anniversary of Closing is greater than or equal to $8.75 and less than or equal to $13.75, the number of TIGR Shares found by dividing the Market Price immediately before the second anniversary of Closing by the sum of Sterling GBP 3.5 million converted to United States dollars at the Exchange Rate; or

                  (iii) if the Market Price of TIGR Shares immediately before the second anniversary of Closing is greater than $13.75, the number of TIGR Shares found by dividing the Market Price immediately before the second anniversary of Closing by the sum of Sterling GBP 3.5 million converted to United States dollars at the Exchange Rate together with twenty-five percent (25%) of the amount by which the number of TIGR Shares calculated under this clause 1.2(d) (iii) is less than 465,258 TIGR Shares; and

         (e) Twenty-Seven (27) months following the Closing, Purchaser shall release from the Escrow Account that number of newly issued TIGR Shares with a maximum aggregate value of up to Sterling GBP 2,000,000, based on the Market Price of TIGR Shares immediately before the twenty-seven (27) month anniversary of Closing; provided, however, the payment described in this Section 1.2(e) shall be subject to an earn-out adjustment described below based on the achievement of targeted net sales of the Business of GBP 7,336,000 ("Twenty-Four Month Target Net Sales") and targeted net profit of the Business of GBP 2,253,890 ("Twenty-Four Month Target Net Profit"), in each case for the twenty-four (24) month period beginning with the first full month following the
Closing:

                  (i) Sterling GBP 1,000,000 of the payment described in this Section 1.2(e) will be multiplied by that percentage that is equal to the ratio (expressed as a percentage) (A) the numerator of which is the actual net sales of the Business for the twenty-four (24) month period beginning with the first full month following the Closing, determined by the Purchaser on a basis consistent with the preparation of the Company's Latest Financial Statements provided to Purchaser prior to Closing, and (B) the denominator of which is the Twenty-Four Month Target Net Sales (provided that the amount of such adjustment shall not be less than zero or more than Sterling GBP 1,000,000); and


                  (ii) Sterling GBP 1,000,000 of the payment described in this Section 1.2(e) will be multiplied by that percentage that is equal to the ratio (expressed as a percentage) (A) the numerator of which is the actual net profit of the Business for the twenty-four (24) month period beginning with the first full month following the Closing, determined by the Purchaser on a basis consistent with the preparation of the Company's Latest Financial Statements provided to Purchaser prior to Closing, and (B) the denominator of which is the Twenty-Four Month Target Net Profit (provided that the amount of such adjustment shall not be less than zero or more than Sterling GBP 1,000,000);

At Closing, Purchaser shall place in escrow pursuant to the terms of an Escrow Agreement substantially in the form of Exhibit A (the "Escrow Account"), and provide Stockholder evidence of such deposit, a total of 2,794,785 TIGR Shares, which shall be used to satisfy Purchaser's obligation to issue TIGR Shares to the Stockholder pursuant to Sections 1.2(b), 1.2(c), 1.2(d) and 1.2(e) of this Agreement. Following the payment to the Stockholder pursuant to Sections 1.2(b), 1.2(c), 1.2(d) and 1.2(e) of this Agreement, the remaining TIGR Shares, if any, shall be released and returned to Purchaser. Notwithstanding anything herein to the contrary, the maximum aggregate consideration to be paid by the Purchaser to the Stockholder (i) pursuant to Sections 1.2(b) and 1.2(d) shall be limited to a maximum aggregate amount of 1,984,469 TIGR Shares and (ii) for the Shares pursuant to this Section 1.2 or otherwise shall be limited to an aggregate amount of 3,420,035 TIGR Shares.

1.3      Payment at Closing.

         At the Closing, the Purchaser shall deliver the Initial TIGR Shares Portion of the Purchase Price to the Stockholder, in the form of stock certificates, duly executed and issued by the Purchaser, representing the Initial TIGR Shares Portion.

1.4      Delivery of Shares.

         At the Closing, in consideration of the Purchaser's delivery of the Initial TIGR Shares Portion of the Purchase Price pursuant to Section 1.3 and the establishment of the Escrow Account, (a) the Stockholder shall deliver to the Company the certificate or certificates representing the Shares, accompanied by duly executed stock transfer forms transferring the Shares to the Purchaser, in each case sufficient in form and substance to convey to the Purchaser good title to all of the Shares, free and clear of all Encumbrances, and (b) the Company shall deliver to the Purchaser a certificate registered in the name of the Purchaser representing the Shares.

1.5      Affiliate-Owned Assets.

         To the extent that any asset, property, interest in property or right relating to, or used or held for use by the Company or any of its Subsidiaries in the conduct of the Business is owned by the Company or a Stockholder or any of his, her or its Affiliates or by any other Affiliate of the Company or its Subsidiaries, such asset, property, interest in property or right shall be deemed to be an "Affiliate-Owned Asset" for purposes of this Agreement.

1.6      Asset Transfer and Further Assurances.

         The Stockholder shall, at Closing and at any time after the Closing, upon the request of the Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and other assurances as may be required to transfer, convey, grant and confirm to and vest in the Purchaser good title to (i) the Shares, and (ii) the Affiliate-Owned Assets, in each case free and clear of all Encumbrances. Any conversion of currency required in connection with this Agreement shall be based on the Exchange Rate at the time of such required conversion.

                                   ARTICLE II
                                   THE CLOSING

         On the terms and subject to the conditions contained in this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Smith Hulsey & Busey, counsel for the Company, at the address set forth in Section 10.7, as soon as possible, but in no event later than seven (7) business days after all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing, or such other place or later date as shall be mutually agreed upon by the parties, provided that all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing). The date on which the Closing occurs shall be referred to as the "Closing Date."

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES of THE STOCKHOLDER

         The Stockholder hereby represents and warrants to the Purchaser as of the date hereof as follows:

3.1      Title to the Shares.

         The Stockholder (i) is the lawful owner, of record and beneficially, of all of the Shares, and (ii) has good and marketable title to such Shares, free and clear of any and all Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining to the Shares. The Stockholder is not the subject of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Proceeding affecting creditors' rights and remedies generally. Except for this Agreement, there are no Contracts or other understandings or arrangements between the Stockholder and any other Person (including any of the Company, or any of the Company's Subsidiaries) with respect to the acquisition, disposition, transfer, registration or voting of, or any other matters in any way pertaining or relating to, any of the capital stock or other securities of the Company (including the Shares owned by the Stockholder). The Stockholder do not have any right whatsoever to receive or acquire any additional shares of capital stock or other securities of the Company or any of its Subsidiaries.

3.2      Organization and Power.

         The Stockholder is an English limited company duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite power and authority (corporate, partnership or otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted. The Purchaser has been furnished with true, correct and complete copies of the Stockholder's Charter Documents, in each case as amended and in effect on and as of the date this representation is being made and is deemed made hereunder.

3.3      Authority;  Authorization,  Execution and Delivery;  Enforceability; No
         Conflict.

         (a)      The  Stockholder  has  the  full  and  absolute  legal  right, capacity, power and authority (if applicable, corporate, partnership or otherwise) to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The Stockholder's execution and delivery of this Agreement and each Related Document to which it is or will be a party, and the performance by the Stockholder of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of such Stockholder (including its board of directors and all committees thereof and its stockholders). This Agreement and each Related Document to which the Stockholder is or will be a party has been, or upon the execution hereof and thereof will be, duly and validly executed and delivered by the Stockholder, and this Agreement and each such Related Document is, or upon the execution hereof and thereof will be, duly and validly executed and delivered by the Stockholder and constitutes, or upon the Stockholder's execution and delivery hereof and thereof, will constitute, a valid and binding obligation of the Stockholder, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (b) Neither the execution and delivery by the Stockholder of, nor the performance of its obligations under, this Agreement, nor the consummation by the Stockholder of the transactions contemplated hereby, nor the compliance by the Stockholder with any of the provisions hereof, will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under, any provision of the Company's or any of its Subsidiaries' Charter Documents, or, such Stockholder's Charter Documents, (ii) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under, any term, condition or provision of any provision of any Contract to which the Stockholder, the Company or any of the Company's Subsidiaries is a party or by which the Stockholder, the Company, any of the Company's Subsidiaries, or any of its, or their assets or properties are or may be bound, (iii) violate any Law applicable to the Stockholder, the Company, or any of the Company's Subsidiaries, or (iv) result in an Encumbrance on or against any assets, rights or properties of the Stockholder, the Company, or any of the Company's Subsidiaries, or on or against any capital stock or other securities of the Company or any of its Subsidiaries, or give rise to any claim against the Company, any of the Company's Subsidiaries or the Purchaser.

3.4      Consents.

         Except as set forth on Schedule 3.4, no Permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required for, as a result of, or in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby.

3.5      Brokers.

         The Stockholder has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees or similar compensation or transaction based payments in connection with the transactions contemplated by this Agreement.

3.6      Investment Representations.

         (a) The Stockholder acknowledges and agrees that (i) the TIGR Shares issued to the Stockholder are to be held by the Stockholder solely for its own account for investment purposes only and not for resale, subdivision, transfer, assignment, pledge or other disposition. The Stockholder does not have any present plan or intention to sell, subdivide, transfer, assign, pledge or otherwise dispose of any part of the TIGR Shares issued to the Stockholder or to enter into any Contract or other undertaking or arrangement with respect thereto.

         (b) The Stockholder has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the merits and risks of an investment in the TIGR Shares and the Stockholder can bear the economic risk of such investment. The Stockholder acknowledges and agrees that the Purchaser has made available to the Stockholder and its attorneys and other representatives all agreements, documents, records and books that the Stockholder has requested relating to its investment in the TIGR Shares. The Stockholder further acknowledges and agrees that it has had an opportunity to ask questions of, and to receive answers from, individuals acting on behalf of the Purchaser concerning the Purchaser and the terms and conditions of the Stockholder's investment in the TIGR Shares hereunder, and answers have been provided to all of such questions to the full satisfaction of the Stockholder.

         (c) The Stockholder has relied only upon such advice as may have been received from tax, accounting, legal and financial advisors. The Stockholder has not received any assurances or representations from any Person associated with the Purchaser or its Affiliates as to the benefits, economic, tax or otherwise, likely to result from its investment in the TIGR Shares.

         (d) The Stockholder understands that there are substantial restrictions on the transferability of the TIGR Shares, that there will be no public market for the TIGR Shares, and, accordingly, the Stockholder will need to bear the economic risk of its investment for an indefinite period of time and will not be readily able to liquidate its investment in case of emergency.

         (e) The Stockholder understands that the TIGR Shares are restricted securities under the Securities Act and that they may not be resold, subdivided, transferred, assigned, pledged or otherwise disposed of unless they are first registered under the federal securities Laws or unless an exemption from such registration is available. The TIGR Shares are subject to registration rights pursuant to which the Purchaser agrees to register the TIGR Shares issued to the Stockholder upon the Purchaser's filing with the Commission of aregistration statement pursuant to which such TIGR Shares may be registered with the Commission in a secondary offering at anytime following the date of the execution of this Agreement. The Purchaser also agrees and covenants to treat all TIGR Shares used as payment for this Agreement, in the same manner as all other TIGR Shares with respect to share splits, reverse splits, pre-emption, rights issues and any other share event which may effect the TIGR Shares generally.

         (f) Except as set forth in Section 3.6(e) above, the Stockholder understands that the Purchaser has no obligation or intention to register the TIGR Shares.

         (g) The Stockholder is not a Person that is, or would cause the Purchaser to be, disqualified pursuant to Rule 262 promulgated under the Securities Act.

         (h) The Stockholder understands that the Purchaser is relying on the representations and warranties set forth in this Section 3.6 in issuing the TIGR Shares to the Stockholder.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES of the seller group

         Each member of the Seller Group hereby jointly and severally represents and warrants to the Purchaser as of the date hereof as follows:

4.1      Organization, Power, Authority and Good Standing.

         The Company and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the respective Laws of the jurisdiction of their incorporation and have all requisite power and authority (corporate or otherwise) to own, lease and operate their respective assets and properties and to carry on their respective businesses (all of which collectively comprise the Business) as presently conducted. The Company and each of its Subsidiaries are duly qualified and in good standing to transact business as a foreign Person in those jurisdictions set forth on Schedule 4.1, which jurisdictions constitute all of the jurisdictions in which the character of the property owned, leased or operated by the Company or such Subsidiaries or the nature of the business or activities conducted by the Company or such
Subsidiaries makes such qualification necessary. The Purchaser has been furnished with true, correct and complete copies of the Charter Documents of the Company and each of its Subsidiaries, in each case as amended and in effect on and as of the date this representation is being made and is deemed made hereunder. Except as set forth on Schedule 4.1, neither the Company nor any of its Subsidiaries has (i) engaged in any business or activity other than the Business, or (ii) used any trade name or assumed name or other corporate name at any time.

4.2      Authority;  Authorization,  Execution and Delivery;  Enforceability; No
         Conflict.

         (a) The Company has all requisite power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The Company's execution and delivery of this Agreement and each Related Document to which it is or will be a party, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Company (including its board of directors and all committees thereof and its stockholders). This Agreement and each Related Document to which the Company is or will be a party has been, or upon the Company's execution hereof and thereof will be, duly and validly executed and delivered by the Company and constitutes, or upon the Company's execution and delivery hereof and thereof will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (b) Neither the execution and delivery by the Company and the Stockholder of, nor the performance of their respective obligations under, this Agreement, nor the consummation by the Company and the Stockholder of the transactions contemplated hereby, nor the compliance by the Company and the Stockholder with any of the provisions hereof, will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under, any provision of the Company's or any of its Subsidiaries' Charter Documents, (ii) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under, any term, condition or provision of any provision of any Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective assets or properties are or may be bound, (iii) violate any Law applicable to the Company or any of its Subsidiaries, or (iv) result in an Encumbrance on or against any assets, rights or properties of the Company or any of its Subsidiaries, or on or against any capital stock or other securities of the Company or any of its Subsidiaries, or give rise to any claim against the Company, any of the Company's Subsidiaries or the Purchaser.

4.3      Consents.

         Except as set forth on Schedule 4.3, no Permit, authorization, consent or approval of or by, or notification of or filing with, any Person (governmental or otherwise) is required for, as a result of, or in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

4.4      Capitalization.

         (a) The authorized capital stock of the Company and each of its Subsidiaries is set forth on Schedule 4.4(a), which schedule also sets forth the total number of outstanding shares of the Company and each of its Subsidiaries. All such outstanding shares disclosed on Schedule 4.4(a) are duly and validly issued and outstanding, fully paid and non-assessable, with no personal Liability attached to the ownership thereof, and are held of record and beneficially by the Persons, and in the respective amounts, set forth on
Schedule 4.4(a), without Encumbrance except as noted in Section 4.4(b).

         (b) Except as set forth on Schedule 4.4(b), there are no outstanding securities that are convertible into, exchangeable for, or carrying the right to acquire, any equity securities of the Company or any of its Subsidiaries, or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating the Company or any of its Subsidiaries to issue, sell, register, purchase or redeem any of its respective securities or any ownership interest or rights therein. Except as set forth on Schedule 4.4(b), there are no Contracts, commitments, arrangements, understandings or restrictions to which the Stockholder, or any other Person is bound relating in any way to any shares of capital stock or other securities of the Company or any of its Subsidiaries, including voting trusts or other similar agreements or understandings with respect to the voting of the Company's or any of its Subsidiaries' capital stock or other securities. There are no stock appreciation rights, phantom stock rights, or similar rights or arrangements outstanding with respect to the Company or any of its Subsidiaries.

         (c) All securities issued by the Company or any of its Subsidiaries have been issued in transactions exempt from registration under all applicable federal and state securities Laws, and neither the Company nor any of its Subsidiaries has violated any applicable federal or state securities Laws in connection with the issuance of any such securities.

4.5      Subsidiaries; Investments.

         Except as set forth on Schedule 4.5, neither the Company nor any of its Subsidiaries owns or holds, directly or indirectly, any equity interest in or debt obligation of (excluding accounts receivable arising in the ordinary course of business, consistent with past practice) any other Person.

4.6      Financial Information.

         (a) Schedule 4.6(a) contains true, correct and complete copies of the following:

                  (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2004 (the "Annual Balance Sheet"; and such date being referred to as the "Annual Balance Sheet Date"), June 30, 2003, and June 30, 2002, and the related audited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended, including any footnotes and schedules thereto (all of the foregoing, including the Annual Balance Sheet being collectively referred to as the "Annual Financial Statements");

                  (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of August 31, 2004, and each subsequent month then ended through the Closing Date (collectively, the "Interim Balance Sheets"), and the unaudited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the period then ended, and each subsequent monthly period then ended through the Closing Date, including any and all footnotes and schedules thereto (all of the foregoing, including the Interim Balance Sheets, being collectively referred to as the "Interim Financial Statements"); and

                  (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2004 (the "Latest Balance Sheet"; and such date being referred to as the "Latest Balance Sheet Date"), and the unaudited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the period then ended, including any and all footnotes and schedules thereto (all of the foregoing, including the Latest Balance Sheet, being collectively referred to as the "Latest Financial Statements"; and the Annual Financial Statements, the Interim Financial Statements and the Latest Financial Statements being collectively referred to as the "Financial Statements").

         (b)      The Financial  Statements (i) are true,  correct and complete,
(ii) fairly present in all material respects the consolidated financial position of the Company and each of its Subsidiaries as of the dates indicated and the consolidated results of operations of the Company and each of its Subsidiaries for the periods indicated, (iii) have been prepared in accordance with GAAP (to the extent GAAP has been correctly applied) consistently applied throughout the periods covered thereby (subject to the absence of footnotes and schedules that may be required by GAAP and, in the case of the Latest Financial Statements, normal year-end adjustments that are not material individually or in the aggregate), and (iv) are in accordance with the books and records of the Company and each of its Subsidiaries, which books and records are true, correct and complete and have been maintained in a manner consistent with historical practice.

         (c) Schedule 4.6(c) contains a true, correct and complete summary of all accounts payable, accrued expenses and accounts receivable of the Company and each of its Subsidiaries as of the most recent practicable date prior to the date hereof, which schedule sets forth the name of the account debtor (in the case of accounts receivable) or account creditor (in the case of accounts payable) and the amount owed by such account debtor or owing to such account creditor (identifying the portion of such amount that is current, thirty (30) days past due, sixty (60) days past due, ninety (90) days past due, and more than ninety (90) days past due).

4.7      Absence of Undisclosed Liabilities.

         Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries has any Liability except (i) to the extent expressly reflected or reserved against on the Latest Balance Sheet, (ii) Liabilities under Contracts (other than any Liability arising from any breach or violation thereof or default thereunder), and (iii) Liabilities incurred in the ordinary course of business, consistent with past practice, since the Latest Balance Sheet Date
(other than any such Liability arising from any breach or violation of, or default under, any Contract, or arising from any breach of warranty, tort, infringement, or violation of any Law or any Proceeding). There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) of or affecting the Company or any of its Subsidiaries that are not adequately provided for or disclosed on the Latest Balance Sheet or in the footnotes or schedules thereto. Neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any Liability of any other Person, including any obligation for corrective or remedial action relating to Environmental, Health and Safety Laws.

4.8      Absence of Changes.

         Since the Latest Balance Sheet Date, except as set forth on Schedule 4.8, the Company and each of its Subsidiaries have been operated in the ordinary course of business, consistent with past practice, and there has not been:

                  (i) any event or condition that has resulted in or could reasonably be expected to result in an adverse change in the business, operations, assets, condition (financial or otherwise), operating results, liabilities, relations with employees, customers, suppliers or prospects of the Company or any of its Subsidiaries, or any casualty loss or damage to the assets or properties of the Company or any of its Subsidiaries, whether or not covered by insurance (a "Material Adverse Change");

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any direct or indirect redemption, purchase or other acquisition of any capital stock or other securities of the Company or any of its
         Subsidiaries, or any other payments of any nature directly or indirectly to or for the benefit of the Stockholder or any Affiliate of the Company (whether or not on or with respect to any shares of capital stock or other securities of the Company or any of its Subsidiaries owned by the Stockholder or Affiliate), other than salaries and benefits paid in the ordinary course of business, consistent with past practice;

                  (iii) any general uniform increase in the compensation of employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) of the Company or any of its Subsidiaries, or any increase in or prepayment of any such compensation payable to or to become payable to any director, officer or key employee;

                  (iv)     any   acquisition   or   disposition   of  assets  or
         properties owned by the Company or any of its Subsidiaries, other than in the ordinary course of business, consistent with past practice;

                  (v) any agreement or commitment on the part of the Company or any of its Subsidiaries to merge, amalgamate or consolidate with or into, or otherwise acquire, any other Person or division thereof;

                  (vi) any change in depreciation or amortization policies or rates previously adopted, any change in income or expense recognition or bad debt reserve, write-down or write-off policies previously adopted, any material write-up or write-down of inventory or other assets or any other change in other accounting or in Tax reporting or methods or practices followed by the Company or any of its Subsidiaries;

                  (vii) any change in the manner in which products or services of the Company or any of its Subsidiaries are marketed (including any change in prices), any change in the manner in which the Company or any of its Subsidiaries extends discounts or credit to customers, or any change in the manner or terms by which the Company or any of its Subsidiaries collects accounts receivable, except in the ordinary course of business and which would not have a Material Adverse Effect;

                  (viii) any failure by the Company or any of its Subsidiaries to make scheduled capital expenditures or investments, or any failure to pay trade accounts payable or any other Liability of the Company or any of its Subsidiaries when due; or

                  (ix) any Contract or other understanding or arrangement (other than this Agreement), whether in writing or otherwise, to take any of the actions specified in the foregoing clauses (i) through
         (viii).

4.9      Tax Matters.

         (a) Except as set forth on Schedule 4.9(a), the Company, each of its Subsidiaries, and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Company or any of its Subsidiaries is or has been a member:

                  (i) has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

                  (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed; and

                  (iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

         (b) The Company has previously delivered to the Purchaser true, correct and complete copies of all Tax Returns filed by or on behalf of the Company and each of its Subsidiaries for all completed Tax years of the Company or such Subsidiary that remain open for audit or review by the relevant Taxing authority. All such Tax Returns were true, correct and complete.

         (c)      Except as set forth in Schedule 4.9(c):

                  (i) neither the Company nor any of its Subsidiaries has been notified by the Internal Revenue Service or any other Taxing authority that any issues have been raised (and no such issues are currently pending) by the Internal Revenue Service or any other Taxing authority in connection with any Tax Return of the Company or any of its Subsidiaries, there are no pending Tax audits with respect to the Company or any of its Subsidiaries, and no waivers of statutes of limitations related to Taxes have been given or requested with respect to the Company or any of its Subsidiaries;

                  (ii) full and adequate provision has been made (A) on the Latest Balance Sheet for all Taxes payable by the Company and each of its Subsidiaries for all periods ending on or prior to the Latest Balance Sheet Date, and (B) on the books and records of the Company and each of its Subsidiaries for all Taxes payable by the Company and such Subsidiaries for all periods beginning on or after the Latest Balance Sheet Date;

                  (iii) neither the Company nor any of its Subsidiaries has incurred any Tax Liability from and after the Latest Balance Sheet Date other than Taxes incurred in the ordinary course of business, consistent with past practice;

                  (iv)     neither the Company nor any of its  Subsidiaries  (A)
         is, or has made an election to be treated as, a "consenting corporation" under Section 341(f) of the Code, or (B) is, or has been, a "personal holding company" within the meaning of Section 542 of the Code;

                  (v) the Company and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the collection or withholding of Taxes (including sales Taxes and the withholding of Taxes from the wages of employees);

                  (vi) neither the Company nor any of its Subsidiaries is, or has ever been, a party to any Tax sharing, indemnity of similar agreement with any Person;

                  (vii) neither the Company nor any of its Subsidiaries has incurred any Liability to make or possibly make any payments, either alone or in conjunction with any other payments, that:

                           (A) are not deductible under, or would otherwise constitute a "parachute payment" within the meaning of,
                  Section 280G of the Code (or any corresponding provision of domestic or foreign income Tax Law); or

                           (B) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

                  (viii) neither the Company nor any of its Subsidiaries has agreed to, or is required to, make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of the Company or any such Subsidiary;

                  (ix) to the knowledge of the Seller Group, no claim has ever been made by any Taxing authority in a jurisdiction in which the Company or any of it Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is, or may be subject to, taxation by that jurisdiction; and

                  (x) neither the Company, nor any of its Subsidiaries nor any Stockholder is a foreign Person within the meaning of Section 1.1445-2(b) of the rules and regulations promulgated under Section 1445 of the Code.

4.10     Title to Assets, Properties and Rights and Related Matters.

         (a) The Company and each of its Subsidiaries, as applicable, have good and marketable title (or a valid leasehold interest) to all of the assets, properties and interests in properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except for assets or properties sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business, consistent with past practice, and accounts receivable and notes receivable paid in full subsequent to the Latest Balance Sheet Date in the ordinary course of business, consistent with past practice), free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set forth on Schedule 4.10(a) and Permitted Encumbrances. Such assets are in good operating condition and repair (normal wear and tear excepted), are sufficient to operate the Business as presently conducted and as presently proposed to be conducted, are suitable for the uses for which they are used in the Business, and are not subject to any condition that materially interferes with the economic value or use thereof. With respect to any leased assets, such assets are in such condition as to permit the surrender thereof to the lessors thereunder on the date hereof without any cost or expense for repair or restoration as if the related leases were terminated or expired on the date hereof in the ordinary course of business, consistent with past practice.

         (b) Schedule 4.10(b) contains a materially true, correct and complete list of all tangible personal property owned by the Company and each of its Subsidiaries as of the Closing Date. Except for any inventory, supplies, equipment, tractors, trailers and automobiles in transit in the ordinary course of business, consistent with past practice, all tangible personal property listed on Schedule 4.10(b) is located on the Company's or its Subsidiaries' premises listed on Schedule 4.11(a).

4.11     Real Property - Owned or Leased.

         (a) Schedule 4.11(a) contains a list and brief description of all of the real property owned, leased, subleased or otherwise occupied by the Company or any of its Subsidiaries. The description of each parcel of real property subject to one or more leases (the "Leased Property") includes the names of the lessor and the lessee and the basic terms thereof. The real property listed on Schedule 4.11(a) constitutes all real property used or occupied by the Company or any of its Subsidiaries in connection with the Business.

         (b) With respect to the real property listed on Schedule 4.11(a), except as set forth on Schedule 4.11(b):

                  (i) no portion of the real property is subject to any pending condemnation or other Proceeding, and, to the knowledge of the Seller Group, there is no threatened condemnation or other Proceeding with respect thereto;

                  (ii) the physical condition of the real property is sufficient to permit the continued conduct of the Business as presently conducted and as presently proposed to be conducted, subject to the provision of usual and customary maintenance and repairs performed in the ordinary course of business, consistent with past practice, with respect to similar properties of like age and construction;

                  (iii)    the  Company  and its  Subsidiaries,  as  applicable,
         indicated on Schedule 4.11(b) are the fee owners of the real property or the owners and holders of all the leasehold estates purported to be granted by the leases associated with the Leased Property, as applicable;

                  (iv) there are no Contracts to which the Company, any of its Subsidiaries, or any of their respective Affiliates is a party, granting to any party or parties the right of use or occupancy of any portion of the real property;

                  (v) there are no parties (other than the Company and its Subsidiaries) in possession of any portion of the real property; and

                  (vi) no notice of any increase in the assessed valuation of any portion of the real property and no notice of any contemplated special assessment with respect to any portion of the real property has been received by the Company or any of its Subsidiaries, and, to the knowledge of the Seller Group, there is no threatened increase in assessed valuation or threatened special assessment pertaining to any portion of the real property.

4.12     Intellectual Property.

         (a)      Except as set forth on Schedule 4.12(a):

                  (i) the Company and each of its Subsidiaries, as applicable, own, have the right to use, sell, license and dispose of, and have the right to bring actions for the infringement of, all Intellectual Property Rights used in, necessary for, or required for the conduct of the Business as presently conducted and as presently proposed to be conducted (collectively, the "Owned Requisite Rights"), other than those Intellectual Property Rights for which the Company or any such Subsidiary has a valid license, all of which are listed on
         Schedule 4.12(a) (collectively, the "Licensed Requisite Rights"; and together with the Owned Requisite Rights, the "Requisite Rights"), and such rights to use, sell, license, dispose of and bring actions are exclusive with respect to the Owned Requisite Rights;

                  (ii) neither the Company nor any of its Subsidiaries has granted any Person the right to use any of the Owned Requisite Rights;

                  (iii) there exists no material default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a material claim of a default by the Company or any of its Subsidiaries under the licenses granting the Company and/or any of its Subsidiaries the Licensed Requisite Rights;

                  (iv) the Company and each of its Subsidiaries have taken all commercially reasonable and practicable steps designed to safeguard and maintain (A) the secrecy and confidentiality of the Company's and its Subsidiaries' Confidential Information, and (B) the proprietary rights of the Company and each of its Subsidiaries in all of the Requisite Rights;

                  (v) to the knowledge of the Seller Group, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of any Person or committed any acts of unfair competition or received from any Person in the past five years any notice, charge, complaint, claim or assertion thereof, and no such charge, complaint, claim or assertion is impliedly threatened by an offer to license from another Person; and

                  (vi) neither the Company nor any of its Subsidiaries has sent to any Person in the past five years, or otherwise communicated to any Person, any notice, charge, complaint, claim or other assertion of any present, impending or threatened interference with, infringement upon, misappropriation of, or other conflict with any Intellectual Property Rights of the Company or any of its Subsidiaries by such other Person or any acts of unfair competition by such other Person, nor, to the knowledge of the Seller Group, is any such interference, infringement, misappropriation, conflict or act of unfair competition occurring or threatened.

         (b) Schedule 4.12(b) contains a true, correct and complete list of all applications, filings and other formal actions made or taken pursuant to any Laws by the Company and/or any of its Subsidiaries to perfect or protect their respective interests in their respective Intellectual Property Rights.

4.13     Agreements, No Defaults, Etc.

         (a) Schedule 4.13(a) contains a true, correct and complete list and a brief description of all material Contracts to which the Company or any of its Subsidiaries is a party and (x) that were entered into or made outside the ordinary course of business, consistent with past practice, or (y) that were entered into or made in the ordinary course of business, consistent with past practice, and are described in clauses (i) through (xiii) of the next sentence of this Section 4.13. Except as set forth on Schedule 4.13(a), neither the Company nor any of its Subsidiaries is a party to any of the following material
Contracts:

                  (i) distributorship, dealer, sales, advertising, agency, manufacturer's representative, or any other Contract relating to the payment of a commission;

                  (ii) any Contract relating to the employment of any officer, employee or consultant or any other type of Contract or other understanding or arrangement with any officer, employee or consultant, including any Contract or other understanding or arrangement relating to severance payments;

                  (iii) any indenture, mortgage, promissory note, loan agreement, pledge agreement, guaranty or conditional sale or other Contract relating to the borrowing of money, a line of credit or a Capital Lease;

                  (iv) any Contract for charitable contributions in excess of $5,000 individually or $10,000 in the aggregate;

                  (v) any Contract for capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

                  (vi) any Contract for the sale of any assets, properties or rights other than the sale of services or products in the ordinary course of business, consistent with past practice;

                  (vii) any Contract pursuant to which the Company or any of its Subsidiaries is a lessee of or holds or operates any machinery, equipment, motor vehicles, office furniture, fixtures, products, merchandise or other personal property owned by any other Person in excess of $10,000 individually or $50,000 in the aggregate;

                  (viii) any Contract relating to the lending or investing of funds;

                  (ix) any Contract relating to any form of intangible property, including any Intellectual Property Rights;

                  (x) any Contract that restricts the Company or any of its Subsidiaries from engaging in any aspect of the Business or any other business anywhere in the world;

                  (xi) any Contract or group of related Contracts with the same Person or group of Affiliated Persons (excluding purchase orders entered into in the ordinary course of business, consistent with past practice, that are to be completed within three months of entering into such purchase orders) for the purchase or sale of products or services under which the undelivered or unperformed balance or portion thereof (including the aggregate undelivered or unperformed balance or portion under any such Contracts between the same Person and the Company or any of its Subsidiaries) has a selling price in excess of $50,000;

                  (xii) any Contract for the acquisition or disposition of a Person or a division of a Person made within the preceding five years (whether or not such acquisition or disposition was consummated); or

                  (xiii)   any other material Contract material to the Business.

         The Contracts disclosed on Schedule 4.4(b), the leases (and any other Contracts) disclosed on Schedule 4.11(a), the licenses (and any other Contracts) disclosed on Schedule 4.12(a), the insurance policies (and any other Contracts) disclosed on Schedule 4.16(a), , and the Contracts disclosed on Schedule 4.21 are incorporated by reference onto Schedule 4.13. The Contracts disclosed on
Schedule  4.13,  together  with the  Contracts  incorporated  by reference  onto
Schedule 4.13, are collectively referred to as the "Material Contracts."

         (b) All Material Contracts (i) are in full force and effect, (ii) constitute legal, valid and binding obligations of the Company and/or its Subsidiaries that are parties thereto and, to the knowledge of the Seller Group, the other parties thereto, and (iii) are enforceable in accordance with their terms against the Company and/or its Subsidiaries that are parties thereto and, the other parties thereto, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company and each of its Subsidiaries have performed all of the respective obligations required to be performed by them to date pursuant to the terms of the Material Contracts, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by the Company or any of its Subsidiaries or, to the knowledge of the Seller Group, any other party to any of the Material Contracts of their respective obligations thereunder. The Purchaser has been furnished with true, correct and complete copies of all written Material Contracts and Schedule 4.13(a) (including Contracts incorporated by reference thereon) contains true, correct and complete descriptions of all oral Contracts listed on Schedule 4.13(a) (including Contracts incorporated by reference thereon).

         (c) Schedule 4.13(c) contains a true, correct and complete list of all Funded Indebtedness of the Company and each of its Subsidiaries, in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto), the name of the lender, and the name of the respective borrower and any other Person that directly or indirectly guaranteed such Funded Indebtedness.

4.14     Litigation, Etc.

         (a) Except as disclosed on Schedule 4.14(a), there are no (i) Proceedings pending or, to the knowledge of the Seller Group, threatened against the Company or any of its Subsidiaries, whether at law or in equity, civil or criminal in nature, or before or by any Governmental Entity or arbitrator, nor, to the knowledge of the Seller Group, does there exist any basis therefor, or
(ii) Orders of any Governmental Entity or arbitrator with respect to, involving or against the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have delivered to the Purchaser all material documents and correspondence relating to the matters disclosed on Schedule 4.14(a).

         (b) Schedule 4.14(b) lists each matter described in Section 4.14(a) that (i) resulted in any criminal sanctions against the Company or any of its Subsidiaries, or (ii) was in existence within the last five years and resulted in payments in excess of $10,000 by the Company or any of its Subsidiaries (whether as a result of a judgment, civil fine, settlement or otherwise).

4.15     Compliance with Laws.

         The Company and each of its Subsidiaries (a) have complied in all material respects with, and are in compliance with, all Laws, Orders and Permits applicable to them and the Business, and (b) have all Permits used or necessary in the conduct of the Business. All of the material Permits referred to in the preceding sentence are listed on Schedule 4.15 and are in full force and effect. No violations with respect to any of the material Permits listed on Schedule
4.15 have occurred or are or have been recorded, and no Proceeding is pending or, to the knowledge of the Seller Group, threatened to revoke or limit any such Permits. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Seller Group, threatened, nor has any Governmental Entity notified the Company or any of its Subsidiaries of its intention to conduct the same. Neither the Company nor any of its Subsidiaries has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage that may be material to its business, financial condition, operations, property or affairs. No member of the Seller Group is aware of any proposed Law that would materially and adversely affect the Company or any of its Subsidiaries in, conducting the Business in any jurisdiction in which the Company or any such Subsidiary is presently conducting business.

4.16     Insurance.

         (a) Schedule 4.16(a) contains a true, correct and complete list of all policies of liability, theft, fidelity, life, fire, product liability, cargo, workers' compensation, health and other forms of insurance held by or on behalf of the Company or any of its Subsidiaries (specifying the insurer, amount of coverage, basis of coverage (i.e., "occurrence" or "claims made"), type of insurance, policy number and any pending claims thereunder). All such coverages have been maintained at all times during the course of the operation of the Business. The Company and each of its Subsidiaries is insured against all risks usually insured against by Persons conducting similar businesses and operating similar properties in the localities where the Business is conducted and the properties of the Company and its Subsidiaries are located, under policies of such types and in such amounts as are customarily carried by such Persons.

         (b) Except as set forth on Schedule 4.16(b), with respect to each policy of insurance listed on Schedule 4.16(a): (i) all premiums with respect thereto are currently paid and to the knowledge of the Company are not subject to adjustment, (ii) neither the Company nor any of its Subsidiaries is in default in any respect with respect to its respective obligations under such policy, (iii) to the knowledge of the Seller Group, no basis exists that would give any insurer under any such policy the right to cancel or unilaterally reduce or limit the stated coverages contained in such policy, (iv) there are no outstanding claims currently pending under such policy that could be expected to cause an increase in the insurance rates of the Company or any of its Subsidiaries, and no facts or circumstances exist that might be expected to relieve the insurer under such policy of its obligations to satisfy in full any claim thereunder, and (v) neither the Company nor any of its Subsidiaries has received any notice that any such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or that the premium on such policy shall be increased on the renewal thereof.

4.17     Labor Relations; Employees.

         (a) Schedule 4.17(a) sets forth a list of all directors, officers and key employees of the Company and each of its Subsidiaries as of the date hereof, together with their respective titles (if any) and positions held, their current compensation (including salary, wages, bonuses and commissions), and the respective dates on which they commenced employment. To the extent any such employee is on a leave of absence, Schedule 4.17(a) indicates the nature of such leave of absence and such employee's anticipated date of return to active employment. No officer or key employee listed on Schedule 4.17(a) has given the Company or any of its Subsidiaries notice, and, to the knowledge of the Seller Group, no officer or key employee listed on Schedule 4.17(a) has any plans or intends to terminate his or her employment with the Company or such Subsidiary. No former officer or key employee has left the service of the Company or any of its Subsidiaries within the last six months.

         (b) Schedule 4.17(b) sets forth the aggregate number of employees, other non-supervisory personnel, independent contractors and owner/operators that work for the Company or any of its Subsidiaries, specifying in the case of the Company and each such Subsidiary the number that belong to a union or are otherwise covered by an employment agreement or a collective bargaining agreement, identified by terminal location or facility.

         (c) Except as set forth on Schedule 4.17(c), (i) there is no labor strike, dispute or grievance, or work slowdown or stoppage actually pending or, to the knowledge of the Seller Group, threatened against or involving the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, union Contract or similar agreement, no such Contract or agreement is currently being negotiated by the Company or any of its Subsidiaries, no labor union has taken any action with respect to organizing the employees of the Company or any of its Subsidiaries, and no representation question exists with respect to any such employees.

         (d) The Company, and each of its Subsidiaries, have complied in all material respects with all Laws relating to the hiring and retention of all employees, leased employees and independent contractors relating to wages, hours, Company Employee Plans, workers' compensation, unemployment, equal opportunity, collective bargaining, and the payment of social security and other Taxes.

         (e) Schedule 4.17(e) sets forth a true, correct and complete list of any and all unfair labor practice charges or other Proceedings, charges, employment discrimination lawsuits, wrongful discharge lawsuits, citations and litigation, wage and hour charges and litigation, and employment related litigation that are presently pending, or to the knowledge of the Seller Group, threatened at law or in equity, involving the Company or any of its Subsidiaries. Schedule 4.17(e) also sets forth a true, correct and complete list of those charges, lawsuits, citations, litigation and Proceedings falling within the above categories that have been settled or otherwise disposed of within the previous two years.

         (f) Except as set forth in Schedule 4.17(f), neither the Company nor any of its Subsidiaries is a joint employer or alter ego, with or of any of its suppliers, distributors, customers or other Persons with which it has any Contract or other understanding or arrangement, including any owner/operator with whom the Company or any of its Subsidiaries has a Contract or other understanding or arrangement, or any other Person with which the Company or any of its Subsidiaries has a leasing arrangement (collectively referred to for the purposes of this Section 4.17(f) as "Third Parties"), and no Third Parties are alter egos of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) exercises management power or authority over the operations or personnel of any Third Party, (ii) supervises the employees of any Third Party, or (iii) is responsible for, or has the authority to establish, implement or effectively recommend the labor relations or employment policies or actions, including wages, hours, working conditions or any terms of employment, for any employee of any Third Party. There is no interchange of personnel, no common boards of directors and no common officers, managers or employees between the Company or any of its Subsidiaries and any Third Party. Neither the Company or any of its Subsidiaries provides any administrative services for any Third Party that are not required by Law or that are not provided in a bona fide, arms-length transaction at fair market value. Any administrative services provided by the Company or any of its Subsidiaries for any Third Party have been detailed on Schedule 4.17(f).

         (g) Except as set forth on Schedule 4.17(g), the Company's and each of its Subsidiaries' Contracts and other understandings with owner/operators and independent contractors establish a bona fide arrangement where such individuals are independent contractors to, and are not employees of, the Company or any of its Subsidiaries, and there are not any disputes, claims, charges or allegations pending or, to the knowledge of the Seller Group, threatened at law or in equity before any Governmental Entity that challenges the independent contractor nature of such Contract or other understanding or arrangement.

4.18     ERISA Compliance.

The Company does not have any Employee Benefit Plans as defined in ERISA or any similar plan or benefit governed by applicable Law.

4.19     Environmental Matters.

         (a) Except as set forth on Schedule 4.19(a), neither the Company, any of its Subsidiaries, or any of their respective Affiliates has received any written or oral notice, report or other information (i) regarding any actual or alleged violation of any Environmental, Health and Safety Laws, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to (A) the Company, any of its Subsidiaries, any of their respective Affiliates, or any of their respective predecessors, (B) the Business, or (C) any of the Company's or any of its Subsidiaries' currently or formerly owned or leased properties or operations, or (ii) that the Company or any of its Subsidiaries is potentially responsible under any Environmental, Health and Safety Laws for response costs, corrective action or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, at any location.

         (b) Schedule 4.19(b) sets forth a true, correct and complete list of all properties and facilities previously owned, leased or operated by the Company, any of its Subsidiaries, or any of their respective predecessors at any time (together with the Leased Properties, the "Covered Properties"). There has been no release, discharge, spill or disposal of any substance at any of the Covered Properties so as to give rise to any Liability of the Company or any of its Subsidiaries under any Environmental, Health and Safety Laws. Except as set forth on Schedule 4.19(b), there is not now, nor has there ever been, any asbestos-containing material in any form or condition, underground storage tank, above-ground storage tank, landfill, waste pile, surface impoundment, disposal area, or article or equipment containing polychlorinated biphenyls on or at any of the Covered Properties.

         (c) Neither the Company, any of its Subsidiaries, any of their respective Affiliates, nor any of their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liability pursuant to any Environmental, Health and Safety Laws, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations pursuant to any Environmental, Health and Safety Laws.

         (d) To the knowledge of the Seller Group, no facts, events or conditions relating to the past or present operations of the Company, any of its Subsidiaries, any of their respective Affiliates, any of their respective predecessors, or any of the Covered Properties will prevent, hinder or limit continued compliance by the Company or any of its Subsidiaries with any Environmental, Health and Safety Laws, or give rise to any investigative, corrective or remedial obligations pursuant to any Environmental, Health and Safety Laws, or give rise to any other Liability pursuant to any Environmental, Health and Safety Laws, including any relating to on-site or off-site releases or threatened releases of materials, substances or wastes, personal injury, property damage or natural resources damage.

         (e) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or other third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Laws.

         (f) The Company and each of its Subsidiaries have provided the Purchaser with true, correct and complete copies of all reports and studies within the possession or control of the Company and its Subsidiaries with respect to past and present environmental conditions or events at any of the Covered Properties (all of which are listed on Schedule 4.19(b)), and, to the knowledge of the Seller Group, there are no other environmental reports or studies with respect thereto.

4.20     Brokers.

         Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees or similar compensation or transaction based payments in connection with the transactions contemplated by this Agreement.

4.21     Related Party Transactions.

         (a) Except as set forth on Schedule 4.21(a), and except for compensation to bona fide employees of the Company or any of its Subsidiaries for services rendered in the ordinary course of business, consistent with past practice, no current or former Affiliate of the Company or any of its Subsidiaries or any "Associate" (as defined in the rules promulgated under the Securities Exchange Act) of any thereof, is now, or has been during the last five fiscal years, (i) party to any transaction or Contract with the Company or any of its Subsidiaries (including any Contract or other understanding or arrangement providing for the furnishing of services by, or the rental of real or personal property from, or otherwise requiring payments to, any such Affiliate or Associate), or (ii) the direct or indirect owner of an interest in any Person that is a present or potential competitor, supplier or customer of the Company or any of its Subsidiaries (other than non-affiliated holdings in publicly held companies). Except as set forth on Schedule 4.21(a), neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any actual or potential Liability of its Affiliates or their Associates. Except as set forth on Schedule 4.21(a), neither the Company nor any of its Subsidiaries
(x) owns or operates any vehicles, boats, aircraft, apartments or other residential or recreational properties or facilities for executive, administrative or sales purposes, or (y) owns or pays for any social club memberships, whether or not for the benefit of the Company, any of its Subsidiaries, and/or any of their respective executives.

         (b) Schedule 4.21(b), sets forth a true, correct and complete list of all distributions, dividends, redemptions or repurchases, of or with respect to the capital stock of the Company (as set forth on Schedule 4.21(b)), made by the Company during the Company's current fiscal year.

4.22     Accounts and Notes Receivable.

         Except as set forth on Schedule 4.22, and except for allowances for doubtful accounts reflected on the Latest Balance Sheet, all accounts receivable and notes receivable owing to the Company or any of its Subsidiaries as of the date hereof constitute, and as of the Closing shall constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and, to the knowledge of the Seller Group, there are no asserted claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on Schedule 4.22 (including those items categorized as "legal" on such Schedule), there is (i) no account debtor or note debtor that is delinquent by more than thirty (30) days for payments due from such account debtor or note debtor in excess of $10,000 in the aggregate, (ii) no account debtor or note debtor that has refused, or, to the knowledge of the Seller Group, threatened to refuse, to pay its obligations to the Company or its Subsidiaries, as the case may be, for any reason, or has otherwise made a claim of set-off or similar claim (other than in amounts not in excess of $5,000 per account debtor or note debtor, or $10,000 in the aggregate), and (iii) to the knowledge of the Seller Group, no account debtor or note debtor that owes the Company or any of its Subsidiaries amounts in excess of $10,000 in the aggregate is insolvent or bankrupt.

4.23     Bank Accounts; Powers of Attorney.

         Schedule 4.23 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of the Company and each of its Subsidiaries and all Persons who are signatories thereunder or who have access thereto, and (ii) the names of all Persons holding general or special powers of attorney from the Company or any of its Subsidiaries and a summary of the terms thereof (excluding ministerial powers of attorney granted to representatives of the Company or any of its Subsidiaries that are terminable at will).

4.24     Suppliers and Vendors.

         Except as set forth on Schedule 4.24, no material supplier or vendor to the Company or any of its Subsidiaries has canceled or otherwise terminated, or, to the knowledge of the Seller Group, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries or has decreased, limited or otherwise modified, or, to the knowledge of the Seller Group, threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to the Company or any of its Subsidiaries.

4.25     Customers.

         Except as set forth on Schedule 4.25, no customer of the Company or any of its Subsidiaries to which more than $50,000 of annual sales were attributable during any of the preceding three fiscal years has notified the Company or any of its Subsidiaries that it intends, or, to the knowledge of the Seller Group, has threatened, to terminate or materially curtail its relationship and dealings with the Company or any of its Subsidiaries.

4.26     Conflicts of Interest.

         To the knowledge of the Seller Group, neither the Company, any of its Subsidiaries, any Stockholder, nor any officer, employee, agent or other Person acting on their behalf has, directly or indirectly, given or agreed to give, any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business, consistent with past practice) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity or other Person who was, is, or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) that (i) might subject the Company or any of its Subsidiaries to any damage or penalty in any Proceeding, (ii) if not given in the past, would have resulted in a Material Adverse Change, or (iii) if not continued in the future, reasonably could be expected to result in a Material Adverse Change. There is not now, and there has never been, any employment by the Company or any of its Subsidiaries of, or beneficial ownership in the Company or any of its Subsidiaries by, any governmental or political official in any jurisdiction in which the Company or any of its Subsidiaries has conducted, presently is conducting, or presently is proposing to conduct business.

4.27     Disclosure.

         Neither this Agreement, including the Schedules, Annexes, attachments and Exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Stockholder as of the date hereof as follows:

5.1      Organization; Corporate Authority.

         The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority (corporate or otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Purchaser is duly qualified and in good standing to transact business as a foreign Person in those jurisdictions set forth on Schedule 5.1, which constitute all of the jurisdictions in which the character of the property owned, leased or operated by the Purchaser or the nature of the business or activities conducted by the Purchaser makes such qualification necessary. The Seller Group has been furnished with true, correct and complete copies of the Purchaser's Charter Documents, in each case as amended and in effect on the date this representation is being made and is deemed made hereunder.

5.2      Authority;  Authorization;  Execution and Delivery;  Enforceability; No
         Conflict.

         (a) The Purchaser has all requisite power and authority (corporate and otherwise) to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The Purchaser's execution and delivery of this Agreement and each Related Document to which it is or will be a party, and the performance by the Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Purchaser (including its board of directors and all committees thereof and its stockholders). This Agreement and each Related Document to which the Purchaser is or will be a party has been, or upon the Purchaser's execution hereof and thereof will be, duly and validly executed and delivered by the Purchaser and constitutes, or upon the Purchaser's execution and delivery hereof and thereof will constitute, a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (b) Neither the execution and delivery by the Purchaser of, and performance of its obligations under, this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby, nor the compliance by the Purchaser with any of the provisions hereof, will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under, any provision of the Purchaser's Charter Documents, (ii) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under, any term, condition or provision of any provision of any Contract to which the Purchaser is a party, or by which the Purchaser or any of its assets or properties is or may be bound, (iii) violate any Law applicable to the Purchaser, or (iv) result in an Encumbrance on or against any assets, rights or properties of the Purchaser, or on or against any capital stock or other securities of the Purchaser, or give rise to any claim against the Company, any of the Company's Subsidiaries, or the Purchaser.

5.3      Consents.

         Except as set forth on Schedule 5.3, no Permit, authorization, consent or approval of or by, or notification of or filing with, any Person (governmental or otherwise) is required for, as a result of, or in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

5.4      Brokers.

         The Purchaser has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees or similar compensation or transaction based payments in connection with the transactions contemplated by this Agreement.

5.5      Litigation.

         Except as disclosed on Schedule 5.5 or the Purchaser's reports filed pursuant to the Securities Exchange Act, there are no (i) Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries, whether at law or in equity, civil or criminal in nature, or before or by any Governmental Entity or arbitrator, or (ii) Orders of any Governmental Entity or arbitrator with respect to, involving or against the Purchaser or any of its Subsidiaries.

5.6      TIGR Shares.

         The TIGR Shares that will be issued to the Stockholder pursuant to this Agreement when issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and non-assessable. Except as described in this Agreement, there are no outstanding reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights or options of any kind or any nature with respect to the TIGR Shares that will be issued to the Stockholder pursuant to this Agreement.

5.7      Capitalization.

         The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock of the Company is set forth in Schedule 5.7.

5.8      WARN Act.

         Purchaser does not intend to implement a "plant closing" or "mass layoff" as those terms are defined in the WARN Act with respect to the Company's business within ninety (90) days after the Closing. The Purchaser hereby assumes responsibility for giving any and all notices required by the WARN Act or any similar state law or regulation and assumes liability for any and all claims asserted under the WARN Act or any similar state law or regulation because of any action taken by Purchaser with respect to the Company's business occurring on or after the Closing Date. The parties hereby designate the Closing Date as the "effective date" for purposes of the WARN Act.

5.9      SEC DOCUMENTS

         As of their respective filing dates, each statement, report, effective registration statement, definitive proxy statement and other filings filed with the Commission by Purchaser since and including the date of the Form 10-K most recently filed by Purchaser prior to the date hereof (collectively, the "Purchaser SEC Documents") complied in all material respects with the applicable requirements of the Securities Exchange Act and the Securities Act and none of the Purchaser SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances in which they were made not misleading in any material respect, except to the extent corrected by a subsequently filed Purchaser SEC Document.

5.10     INVESTMENT INTENT.

         Purchaser has the ability to evaluate the merits and risks associated with the transactions contemplated by this Agreement on the basis of its knowledge and experience in financial and business matters.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

6.1      Access to Records and Properties.

         From and after the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Article IX and subject to the confidentiality provisions of Section 6.9 of this Agreement, the Company and the Stockholder will, and the Company will cause its management employees to, afford the Purchaser and its attorneys, consultants, accountants and authorized representatives full access, upon reasonable notice during normal business hours and at other reasonable times, to all properties, books, contracts, commitments, records, personnel, lenders and advisors of the Company in order to permit the Purchaser to conduct a due diligence investigation of the Company, provided that, notwithstanding any other provision of this paragraph, in no event will the foregoing be undertaken in such a manner as would reasonably be expected to interfere with, impair or impede in any material respect the business or operations of the Company. Such investigation will include, among other things, reviewing relevant financial information, reviewing relevant contractual obligations of the Company, conducting discussions with the Company's management and, with the Company's prior written consent, other employees and customers of the Company, conducting an environmental review of the Company's facilities and operational practices, reviewing and evaluating all pension, health, retiree and other ERISA-related plans and liabilities of the Company, and such other investigations and evaluations as may be deemed reasonably necessary by the Purchaser.

6.2      Conduct of the Business.

         Except as set forth on Schedule 6.2, from and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, the Company and each of its Subsidiaries shall, and the Stockholder shall cause the Company and each of its Subsidiaries to:

                  (i)      conduct  its  business   substantially  as  presently
         conducted and only in the ordinary course of business, consistent with past practice;

                  (ii) not undertake (or enter into any Contract or other understanding or arrangement to undertake) any action, and use its commercially reasonable efforts to avoid and prevent the occurrence of any event, described in Section 4.8;

                  (iii) not enter into any transaction other than in the ordinary course of business, consistent with past practice, that is not at arms-length with Persons that are not Affiliates, or any transaction with any Person that is an Affiliate;

                  (iv) not acquire or dispose of any assets other than in the ordinary course of business, consistent with past practice;

                  (v) use commercially reasonable efforts to (A) maintain its business, assets, relations with present employees, relations with customers and suppliers, licenses and operations as an ongoing business and preserve its goodwill, in accordance with past custom, and (B) satisfy each of the closing conditions set forth in Article VII;

                  (vi) not issue or sell any shares of its capital stock, not issue or sell any securities convertible into, exercisable or exchangeable for, or options or warrants to purchase or rights to subscribe for, any shares of its capital stock, and not enter into any Contract or other understanding or arrangement to do any of the foregoing, other than those issues relating to disclosed options, convertible loans, and pre-allotted share issues, all of which are incorporated in the full consideration paid by the Purchaser and which do not add to the consideration for the whole purchase of the Stockholder equity;

                  (vii) not declare or pay any dividend or distribution on or with respect to its capital stock, not change the number of authorized shares of its capital stock or reclassify, combine, split, subdivide, or redeem or otherwise repurchase any of shares of its capital stock, not issue, deliver, pledge or encumber any additional shares of its capital stock or other securities equivalent to or exchangeable for shares of its capital stock, and not enter into any Contract or other understanding or arrangement to do any of the foregoing;

                  (viii) not take or omit to take any action that would result in the representations and warranties contained in this Agreement being untrue on the Closing Date; and

                  (ix) not delay or postpone the payment of accounts payable and other obligations and liabilities or accelerate the collection of accounts receivable.

6.3      Efforts to Consummate.

         Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under all applicable Laws, Orders and Contracts in order to consummate the transactions contemplated hereby, including
(i) all commercially reasonable efforts to obtain or make from or with all Persons all such consents, approvals, authorizations, waivers, notifications and filings as are required to be obtained or made by such party under such Laws, Orders and Contracts for the consummation of the transactions contemplated hereby (including the filing of all notification and reports forms and other information required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), and (ii) in the case of the Seller Group, all commercially reasonable efforts to assist the Purchaser in replacing the Company's performance bonds and guarantees; provided, however, that nothing contained herein shall require the Purchaser to undertake any action, including the divestiture of any assets or properties, that may be required to obtain the consent or approval of the United States Federal Trade Commission or the
Department of Justice for the consummation of the transactions contemplated hereby. The Company and each of its Subsidiaries shall take all commercially reasonably actions and do all things, and the Stockholder shall cause the Company and each of its Subsidiaries to take all actions and do all things, required to extinguish at or prior to the Closing all Funded Indebtedness and to release any and all Encumbrances on or affecting any of the Company's or any of the its Subsidiaries' assets or properties, other than the Permitted Encumbrances. The Company and the Stockholder shall use commercially reasonable efforts to procure that legal title to all the Shares is transferred to the Stockholder to hold them as nominee for the Shareholders until Closing, including, without limitation, complying with all requirements of the Financial Services and Markets Act 2000 and all regulations made thereunder. Purchaser shall use commercially reasonably efforts to assist the Company and Stockholder in complying with all requirements of the Financial Services and Markets Act 2000 and all regulations made thereunder.

6.4      Negotiation with Others.

         (a) During the period (the "Exclusivity Period") commencing on October 29, 2004, and ending on the first to occur of (a) the 180th day following October 29, 2004, and (b) the termination of this Agreement pursuant to Section 9.1(i), the Company and the Stockholder will not, either directly or indirectly through their respective representatives, submit, solicit, initiate, or discuss any proposal or offer from or to any person other than the Purchaser, or engage in any discussions that could lead to any proposal or offer from or to any person other than the Purchaser, regarding any possible sale, acquisition, reorganization, recapitalization, or other similar transaction involving the Company or any of its subsidiaries (whether by way of stock sale, sale of all or any material portion of assets, merger, consolidation or otherwise), or any stock sale or issuance or debt and/or equity financing involving the Company or any of its subsidiaries (each, a "Possible Transaction"), unless consented to in writing by the Purchaser. If, during the Exclusivity Period, any of the Stockholder or the Company is contacted by any other person or receives from any other person any written offer or proposal in connection with a Possible Transaction, the Company will promptly notify the Purchaser thereof, including any details and the identity of the person making any such offer or proposal and a copy thereof. During the Exclusivity Period, the Company will, and the Stockholder will cause the Company to, continue to operate its business in the ordinary course, unless otherwise consented to by the Purchaser.

         (b)      The parties  recognize and  acknowledge  that a breach of this
Section 6.4 will cause irreparable and material loss and damage to the non-breaching party as to which it will not have an adequate remedy at law or in equity. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

6.5      Notice of Prospective Breach.

         Each party shall promptly notify the other parties in writing upon the occurrence, or the failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of such party that is contained in this Agreement or any Related Document to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time, or
(ii) any failure of any party hereto to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement or any Related Document.

6.6      Public Announcements.

         From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, each member of the Seller Group, each of the Company's Subsidiaries, and the Purchaser agree that, except
(i) as otherwise required by Law, (ii) for disclosure to his, her or its respective directors, officers, employees, financial advisors, financing sources, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis and with whom such party has a confidential relationship, and (iii) in the case of the Purchaser, in connection with its compliance with the disclosure requirements under federal and state securities Laws, he, she or it will not issue any reports, statements or releases, in each case pertaining to this Agreement or any Related Document to which he, she or it is a party or the transactions contemplated hereby or thereby, without the prior written consent of the Company and the Purchaser, which consent shall not unreasonably be withheld or delayed.

6.7      Exchange Proceeds.

         If, between the date hereof and the Closing, the Company or any of its Subsidiaries receives any proceeds in consideration for the exchange of any of its assets, whether from the sale of any such assets, from insurance proceeds payable on account of any loss or casualty to such assets, any proceeds from the taking of such assets pursuant to the power of eminent domain, or any other proceeds from whatever source relating to the disposition of such assets (the "Exchange Proceeds"), the Company and/or its Subsidiaries shall, and the Stockholder shall cause the Company and/or such Subsidiary to, promptly notify the Purchaser of such receipt of such Exchange Proceeds and shall consult with the Purchaser with respect to the application of any such Exchange Proceeds.

6.8      Non-Competition Covenant.

         (a) Each Management Stockholder acknowledges and agrees that as a condition to the respective obligations of the Purchaser and Seller Group at the Closing, and as a material inducement to the Purchaser to enter into and perform its obligations hereunder and in consideration of the payments and other consideration to be received by the Stockholder under this Agreement, such Management Stockholder shall not, without the prior written consent of the Purchaser, at any time during the period beginning on the Closing Date and ending on the third anniversary thereof (the "Restrictive Period"), (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as defined below), whether such engagement shall be as a director, an officer, an owner, an employee, a partner, an Affiliate or other participant in such Competing Business, (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above, (iii) induce any employees of the Purchaser or any of its Subsidiaries or other Affiliates, or any employees of the Company or any of its Subsidiaries, at any time during the Restrictive Period to terminate their employment with the Purchaser or any of its Subsidiaries or other Affiliates, or to terminate their employment with the Company or any of its Subsidiaries, or to engage in any Competing Business, or
(iv) induce any customer, vendor or agent or any other Person with which the Purchaser or any or its Subsidiaries or other Affiliates, or with which the Company or any of its Subsidiaries, has a business relationship, contractual or otherwise, at any time during the Restrictive Period to terminate or alter such business relationship. This covenant is considered an integral part of this Agreement. The foregoing restriction shall not apply to the ownership of publicly traded Securities that represent less than five percent (5%) of the ownership interests of the issuer.

         (b) As used herein, the term "Competing Business" means any business conducted in (A) any county in the State of Florida, and (B) every other state, province, or other political subdivision of the United States, Canada, Mexico, Japan, China, South America or Europe that is engaged in the business of (x) providing software for the visualization, interaction, and integration of real-time enterprise systems in a browser, (y) developing software products and (z) providing software support services, and, in each case, such business or the services or products provided or sold by it are competitive, directly or indirectly, with the Business. Anything contained in the immediately preceding sentence to the contrary notwithstanding, any entity that has separate divisions or business units, one or more of which are engaged in a business described above, will not be deemed a Competing Business with respect to those portions of such entity that are not engaged in a business described above so long as such Stockholder's association with any such separate divisions or business units (fully taking into account his, her or its functions and the nature of his, her or its work at such division or business unit) does not involve existing customers of the Company or any of its Subsidiaries or relate in any material respect to that portion of such business which would be a Competing Business hereunder.

         (c) If, at the time of enforcement of this Section 6.8, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area. If any one of such covenants is declared invalid for any reason, such determination shall not affect the validity of the remainder of the covenants or any covenant covering territory other than the State of Florida. The other covenants set forth in Section 6.8(a) shall remain in effect as if the provision had been executed without the invalid covenants. The parties hereto hereby declare that they intend that the remaining covenants of the provision continue to be effective without any covenants that have been declared invalid. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section 6.8. Therefore, in the event of a breach or threatened breach of this Section 6.8, the Purchaser and/or its successors or assigns may, in addition to other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Section 6.8 (without posting a bond or other security).

6.9      Disclosure of Information.

         (a) As used in this Agreement, the term "Confidential Information" means, with respect to any Person, all information (whether written or oral) furnished (whether before or after the date hereof) by such Person or its owners, members, partners, directors, officers, employees, Affiliates, representatives (including its financial advisors, attorneys and accountants) or agents (collectively, "Representatives") to any other Person or its Representatives, and all analyses, compilations, forecasts, studies or other documents prepared by such other Person or its Representatives in connection with the transactions contemplated by this Agreement that contain or reflect any such information; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes publicly available other than as a result of a disclosure by any Person or its Representatives in violation of this Agreement, or (ii) is or becomes available to such other Person on a non-confidential basis from a source that is not prohibited from disclosing such information by any legal, contractual or fiduciary obligation; provided further, however, that for purposes of this Section 6.9, from and after the Closing, Confidential Information of the Company or any of its Subsidiaries shall be deemed Confidential Information of the Purchaser and shall, as of such time, no longer be deemed Confidential Information of the Company or such Subsidiaries, as applicable.

         (b) The Purchaser will keep all Confidential Information of the Company and each of its Subsidiaries confidential and will not (except as required by applicable Law, regulation or legal process, and then only after compliance with the last sentence of this Section 6.9(b)) without the prior written consent of the Company or such Subsidiary, as applicable, disclose any of such Confidential Information in any manner whatsoever, directly or indirectly, and will not use any Confidential Information of the Company or any of its Subsidiaries except for the purposes contemplated by this Agreement; provided, however, that the Purchaser may reveal Confidential Information of the Company or any of its Subsidiaries to its Representatives (i) who need to know such Confidential Information for the purposes contemplated by this Agreement,

(ii) who are informed by the Purchaser of the confidential nature of the Confidential Information, and (iii) who agree to act in accordance with the terms of this Section 6.9(b). The Purchaser will cause its Representatives to observe the terms of this Section 6.9(b), and will be responsible for any breach hereof by any of its Representatives. In the event that the Purchaser or any of its Representatives is requested pursuant to, or required by, applicable Law, regulation or legal process to disclose any Confidential Information of the Company or any of its Subsidiaries, the Purchaser will notify the Company or such Subsidiary, as applicable, promptly so that it may seek a protective order or other appropriate remedy or, in its sole and absolute discretion, waive compliance with the terms of this Section 6.9(b). In any event, the Purchaser will furnish only that portion of the Confidential Information of the Company any its Subsidiaries that it is advised by counsel is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance, to the extent it is possible to obtain the same, that confidential treatment will be afforded to such Confidential Information.

         (c) The Company and the Stockholder will keep all Confidential Information of the Purchaser confidential and will not (except as required by applicable Law, regulation or legal process, and then only after compliance with the last sentence of this Section 6.9(c)), without the prior written consent of the Purchaser, disclose any of such Confidential Information in any manner whatsoever, directly or indirectly, and will not use any Confidential Information of the Purchaser except for the purposes contemplated by this Agreement; provided, however, that the Company and the Stockholder may reveal Confidential Information of the Purchaser to his, her or its Representatives (i) who need to know such Confidential Information for the purposes contemplated by this Agreement, (ii) who are informed by the Company or such Stockholder of the confidential nature of the Confidential Information, and (iii) who agree to act in accordance with the terms of this Section 6.9(c). The Company and each Stockholder will cause his, her or its Representatives to observe the terms of this Section 6.9(c), and will be responsible for any breach hereof by any of his, her or its Representatives. In the event that the Company, any Stockholder or any of their respective Representatives is requested pursuant to, or required by, applicable Law, regulation or legal process to disclose any Confidential Information of the Purchaser, the Company or such Stockholder will notify the Purchaser promptly so that it may seek a protective order or other appropriate remedy or, in its sole and absolute discretion, waive compliance with the terms of this Section 6.9(c). In any event, the Company or such Stockholder will furnish only that portion of the Confidential Information of the Purchaser that he, she or it is advised by counsel is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance, to the extent it is possible to obtain the same, that confidential treatment will be afforded to such Confidential Information.

         (d) Each of the parties hereto recognizes and acknowledges that a breach of his, her or its covenants in Section 6.9(b) or Section 6.9(c), as the case may be, will cause irreparable and material loss and damage to the other parties, the amount of which cannot be determined readily and as to which such other parties will not have an adequate remedy at law or in damages. Accordingly, in addition to any remedy such other parties may have in damages by an action at law, such other parties shall be entitled to the issuance of an injunction restraining any such breach or threatened breach or any other remedy at law or in equity for any such breach.

6.10     Use of Proprietary Name.

         From and after the Closing, the Stockholder shall not use the name "Integra" or "AltioLive" or any derivation thereof for any purpose.

6.11     Supplements to Schedules.

         Prior to the Closing, the Company and the Stockholder shall promptly supplement or amend any Schedule with respect to any matter arising after the date of this Agreement that, if existing or occurring on the date of this Agreement, would have been required to be set forth or described in such Schedule. No supplement or amendment of a Schedule made pursuant to this Section
6.11 shall be deemed to constitute a cure of any breach of any representation or warranty made by the Company or such Stockholder pursuant to this Agreement unless consented to in writing by the Purchaser, which consent may be withheld by the Purchaser in its sole and absolute discretion for any reason. For purposes of the rights and obligations of the parties hereunder, upon the occurrence of the Closing, any such supplemental or amended disclosure consented to in writing by the Purchaser as aforesaid shall be deemed to have been disclosed as of the date of this Agreement.

6.12     Certain Employee Matters.

         On the Closing Date the employees of the Company and each of its Subsidiaries that are actively employed by the Company or such Subsidiaries in the Business on the Closing Date shall continue their employment on terms and conditions similar to those provided by the Company or such Subsidiaries prior to the Closing Date (any such employees who continue their employment being referred to herein as the "Hired Employees"), and the Purchaser shall initially provide benefits to the Hired Employees, effective as to group health insurance benefits on the Closing Date and effective as to other employee benefits as soon as practicable after the Closing Date, in each case that are reasonably comparable on an overall basis to the benefits provided by the Company or such Subsidiaries prior to the Closing Date to such employees. Nothing contained in this Agreement shall confer upon any Hired Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment or to any benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of the Purchaser, nor shall anything contained in this Agreement constitute a limitation on or restriction against the right of the Purchaser to amend, modify or terminate any such plan, policy or arrangement at any time and from time to time.

6.13     No-Hire of Employees.

         From and after the date hereof until the earlier of the Closing or October 29, 2007:

         (a) the Purchaser shall not, and shall cause its subsidiaries and affiliates not to, hire any employee of the Company or any of its subsidiaries or affiliates without first obtaining the written consent of the Company (provided, however, that this clause shall not be deemed to be breached by an affiliate that is not controlled by the Purchaser and that hires an employee of the Company, or any of its subsidiaries or affiliates, if such affiliate of the Purchaser did not learn of the identity of such employee or acquire access to such employee or to any confidential information of the Company related to such employee from or through the Purchaser or any of its attorneys, consultants, accounts or authorized representatives, whether directly or indirectly); and

         (b) the Company shall not, and shall cause its subsidiaries and affiliates not to, hire any employee of the Purchaser or any of its subsidiaries or affiliates without first obtaining the written consent of the Purchaser.

6.14     NASDAQ Listing.

         After the Closing, Purchaser shall use commercially reasonable efforts to cause the shares of common stock of Purchaser to be listed on NASDAQ.

6.15     Financial Statements.

         Prior to the Closing, the Company shall deliver to the Purchaser a true, correct and complete copy of all of the Financial Statements required to be delivered pursuant to Section 4.6 of this Agreement.

6.16     Payment to KBC.

         In satisfaction of all amounts owed from the Company and/or its Subsidiaries to KBC Peel Hunt, Purchaser shall pay to KBC Peel Hunt, an amount equal to (i) on the Closing Date (x) GBP 50,000 and (y) restricted TIGR Shares with an aggregate Market Price equal to GBP 100,000 and (ii) on December 17, 2004, GBP 50,000. Prior to Purchaser making such payment, KBC Peel Hunt shall acknowledge and agree that this payment satisfies all amounts owed or claimed to be owed by the Company and its Subsidiaries to KBC Peel Hunt and shall furnish to the Purchaser such investment representations and undertakings as Purchaser may reasonably request.



                                  ARTICLE VII
                               CLOSING OBLIGATIONS

7.1      Conditions to Each Party's Obligations.

         The respective obligations of the parties to consummate the transactions contemplated hereby are subject to the satisfaction prior to the Closing Date of the following conditions, unless waived (to the extent such conditions can be waived) by the Company or the Purchaser, as applicable:

         (a) Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity (including those under the HSR Act) necessary for the consummation of the transactions contemplated hereby shall have been obtained or made.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court or Governmental Entity of competent jurisdiction, nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby, shall be in effect.

         (c) Actions and Statutes. No action, suit or proceeding shall have been taken or threatened, and no statute, rule, regulation or Order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby, or (ii) render any party unable to consummate the transactions contemplated hereby or thereby.

         (d) U.S. Securities Laws. Purchaser shall be current with respect to all reports required to be filed by the Purchaser pursuant to the Securities Exchange Act and such reports shall not reflect a material adverse change in the Purchaser from information previously furnished to Stockholder.

         (e) Shareholder Loans. All amounts outstanding in connection with any loan or other obligation for Funded Indebtedness owed by the Company and/or its Subsidiaries to any Affiliate shall be paid or satisfied in full.

7.2      Conditions to Obligations of the Purchaser.

         The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived (to the extent such conditions can be waived) by the
Purchaser:

         (a) Accuracy of Representations and Warranties. All representations and warranties made by the Company and the Stockholder and the Company in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date (provided, however, that to the extent a representation is already limited to matters characterized as "material," it shall be correct in all respects), and the Purchaser shall have received a certificate to that effect signed by a principal executive officer of the Company and the Stockholder.

         (b) Performance of Obligations of the Company and the Stockholder. The Company and the Stockholder shall have performed in all material respects all obligations and covenants required to be performed by each of them under this Agreement prior to or as of the Closing Date, and the Purchaser shall have received a certificate to that effect signed by a principal executive officer of the Company and Stockholder.

         (c) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by the Company and the Stockholder and the consummation of the transactions contemplated hereby and thereby, including the requisite shareholder approvals, shall have been duly and validly taken by the Company and the Stockholder, and the Company and the Stockholder shall have the full power and right to consummate the transactions contemplated hereby and thereby on the terms provided herein and therein.

         (d) Financial Statements. The Purchaser shall have received a true, correct and complete copy of all of the Financial Statements required to be delivered pursuant to Section 4.6 of this Agreement, up to the Closing Date, and such Financial Statements shall not be materially different from drafts of such Financial Statements previously furnished to Purchaser.

         (e) Consents and Approvals. The Seller Group shall deliver to the Purchaser duly executed copies of all consents and approvals required for or in connection with (i) the execution and delivery by the Company and Stockholder of this Agreement to which each of them is a party, and the consummation of the transactions contemplated hereby and thereby, in form and substance reasonably satisfactory to the Purchaser and its counsel, and (ii) the continued conduct of the Business as previously conducted (including any consent identified on Schedule 4.3), in form and substance reasonably satisfactory to the Purchaser and its counsel.

         (f) Absence of Material Adverse Change. Since the Latest Balance Sheet Date, there shall have been no Material Adverse Change in the Business.

         (g) Delivery of the Shares. The Purchaser shall have received all of the Shares in accordance with Section 1.4.

         (h) Seller Certificates. The Seller Group shall cause each of the following certificates to be executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

                  (i) a certificate of the secretary of the Company, dated as of the Closing Date, certifying (A) that true, correct and complete copies of the Company's Charter Documents as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement on behalf of the Company; and (C) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of the Company and the Stockholder authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby;

                  (ii) a certificate of the secretary of each of the Company's Subsidiaries, dated as of the Closing Date, certifying that true and complete copies of such Subsidiary's Charter Documents as in effect on the Closing Date are attached thereto; and

                  (iii) certificates dated within ten (10) days of the Closing Date of the secretaries of state of the states in which the Company and each of its Subsidiaries is organized and qualified to do business, certifying as to the good standing and non-delinquent Tax status of such Person.

         (i) Seller Group Approvals. The Seller Group shall have provided assurances reasonable satisfactory to the Purchaser and its counsel that all requisite corporate, shareholder and other consents have been obtained to approve and authorize the consummation of the transactions contemplated by this Agreement. The Purchaser shall have approved in its reasonable discretion all information provided to the Company's shareholders in connection with this Agreement, including information concerning the Purchaser.

         (j) U.S. Securities Laws. The Purchaser shall have received assurances reasonably satisfactory to it and its counsel that the issuances of all TIGR Shares pursuant to this Agreement and the distribution of any such TIGR Shares to the holders of shares, options or other equity or debt interests in Stockholder shall be exempt from the registration requirements of the Securities Act, qualification under any applicable U.S. state securities laws and registration, approval or consent under any other applicable Laws.

         (k) Non-Competition Covenant. Each Management Stockholder shall have acknowledged and agreed to be bound by the terms and conditions of Section
6.8 of this Agreement.

7.3      Conditions to Obligations of the Seller Group.

         The obligations of the Seller Group to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived (to the extent such conditions can be waived) by the Seller Group:

         (a) Accuracy of Representations and Warranties. All representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date (provided, however, that to the extent a representation is already limited to matters characterized as "material," it shall be correct in all respects), and the Seller Group shall have received a certificate to that effect signed by a principal executive officer of the Purchaser.

         (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and the Seller Group shall have received a certificate to that effect signed by a principal executive officer of the Purchaser.

         (c) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby and thereby, including the requisite shareholder approvals, shall have been duly and validly taken by the Purchaser, and the Purchaser shall have the full power and right to consummate the transactions contemplated hereby and thereby on the terms provided herein and therein.

         (d) Consents and Approvals. The Purchaser shall deliver to the Seller Group duly executed copies of all consents and approvals required for or in connection with the execution and delivery by the Purchaser of this Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, in form and substance reasonably satisfactory to the Seller Group.

         (e) Purchaser Certificates. The Purchaser shall cause each of the following certificates to be executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

                  (i) a certificate of the secretary of the Purchaser, dated as of the Closing Date, certifying (A) that true, correct and complete copies of the Purchaser's Charter Documents as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer of the Purchaser executing this Agreement on behalf of the Purchaser; and (C) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby; and

                  (ii) certificates dated within ten (10) days of the Closing Date of the secretaries of state of the states in which the Purchaser is organized, certifying as to the good standing and non-delinquent Tax status of the Purchaser.

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.1      Generally.

         (a) Subject to the further provisions of this Article VIII, the Seller Indemnifying Persons, jointly and severally, shall indemnify the Purchaser Indemnified Persons for, and hold each of them harmless from and against, any and all Purchaser Losses arising from or in connection with any of the following:

                  (i) the untruth, inaccuracy or breach of any representation or warranty of the Company or the Stockholder contained in this Agreement or any Related Document or in any certificate delivered by the Company, the Stockholder or any of the Company's Subsidiaries in connection herewith or therewith at or before the Closing (or any facts or circumstances constituting any such untruth, inaccuracy or breach); and

                  (ii) the breach of any covenant or agreement of the Company or the Stockholder contained in this Agreement or any Related Document.

         (b) Subject to the further terms of this Article VIII, the Purchaser shall indemnify the Seller Indemnified Persons for, and hold each of them harmless from and against, any and all Seller Losses arising from or in connection with any of the following:

                  (i) the untruth, inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or any Related Document or in any certificate delivered by the Purchaser in connection herewith or therewith at or before the Closing (or any facts or circumstances constituting any such untruth, inaccuracy or breach); and

                  (ii) the breach of any covenant or agreement of the Purchaser contained in this Agreement or any Related Document.

8.2      Assertion of Claims.

         No claim for indemnification shall be brought under Section 8.1 for a breach of a representation or warranty unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or
(b) written notice pursuant to Section 8.3 of any Third Party Claim, the existence of which might give rise to such a claim for indemnification. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under Section 8.1.

8.3      Notice and Defense of Third Party Claims.

         The obligations and liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

         (a) The Indemnified Persons shall give prompt written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Person thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument.

         (b) If the Indemnifying Persons acknowledge in a writing delivered to the Indemnified Persons that such Third Party Claim is properly subject to their indemnification obligations hereunder, and the Indemnifying Persons demonstrate to the Indemnified Persons' reasonable satisfaction that the Indemnifying Persons have the financial resources to meet such indemnification obligations, then the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the Indemnified Persons have been advised by counsel that there are one or more legal or equitable defenses available to them that are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons, (ii) such action or proceeding involves, or could have a material effect on, any matter beyond the scope of the indemnification obligation of the Indemnifying Persons, or (iii) the Indemnifying Persons have not assumed the defense of the Third Party Claim in a timely fashion.

         (c) If the Indemnifying Persons assume the defense of a Third Party Claim (under circumstances in which the proviso to Section 8.3(b) is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim by giving the written acknowledgment referred to in Section 8.3(b), or are otherwise restricted from so assuming by the proviso to Section 8.3(b), the Indemnifying Persons nevertheless shall be entitled to participate in such defense with their own counsel and at their own expense. If the defense of a Third Party Claim is assumed by the Indemnified Persons pursuant to clause (i) or clause (ii) of the proviso to Section 8.3(b), the Indemnified Persons shall not be entitled to settle such Third Party Claim without the prior written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

         (d) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, (i) the Indemnified Persons shall be entitled to participate in such defense with their own counsel at their own expense, and
(ii) the Indemnifying Persons shall not make any settlement of any claims without the prior written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

8.4      Survival of Representations and Warranties.

         (a) Subject to the further provisions of this Section 8.4, the representations and warranties of the Seller Group contained in Article IV or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing, and shall expire and be of no further force or effect on the third anniversary of the Closing; provided, however, that the representations and warranties contained in Article III, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.10 and Section 4.20 shall survive the Closing indefinitely and the representations and warranties contained in Section 4.9 and Section 4.18 shall survive the Closing until ninety
(90) days after the expiration of the applicable statutes of limitations for claims applicable to the matters covered thereby. Subject to the further provisions of this Section 8.4, the representations and warranties of the Stockholder contained in Article III or in any certificate or other writing delivered in connection with this Agreement and the representations and warranties of the Purchaser contained in Article V or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing indefinitely. The covenants and other agreements of the Seller Group and the Purchaser contained in this Agreement shall survive the Closing until they are performed in full or otherwise expire or are terminated by their terms. For convenience of reference, the date upon which any representation or warranty contained herein shall terminate, if any, is referred to as the "Survival Date."

         (b) From and after the Closing, the Stockholder shall not have any recourse against the Company for any breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement or in any certificate or other writing delivered by the Company in connection with this Agreement.

8.5      Limitations on Indemnification.

         (a) Indemnity Basket for the Stockholder. From and after the Closing, the Purchaser Indemnified Persons (or any member thereof) shall not have the right to be indemnified pursuant to Section 8.1(a)(i) unless and until the Purchaser Indemnified Persons (or any member thereof) shall have incurred on a cumulative basis aggregate Losses in an amount exceeding GBP 37,500, whereupon the Purchaser Indemnified Persons (or any member thereof) shall be entitled to indemnification for all Losses incurred by the Purchaser Indemnified Persons (or any member thereof); provided, however, that in no event shall the limitations set forth in this Section 8.5(a) apply with respect to (i) any breaches of those representations and warranties set forth in Article III, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.10, or Section 4.20 (collectively, the "Excluded Seller Representations"), or (ii) any willful or knowing breach or any fraudulent or intentional acts or intentional misrepresentations of any member of the Seller Group.

         (b) Indemnity Limitations for the Stockholder. From and after the Closing, the sum of all Losses incurred by the Purchaser Indemnified Persons (or any member thereof) pursuant to which indemnification is payable by the Stockholder pursuant to Section 8.1(a)(i) shall not exceed GBP 10,000,000; provided, however, that in no event shall the limitations set forth in this
Section 8.5(b) apply with respect to (i) the Excluded Seller Representations, or
(ii) any willful or knowing breach of such representations or warranties or any fraudulent or intentional acts or intentional misrepresentations of any member of the Seller Group.

         (c) Indemnity Baskets for the Purchaser. From and after the Closing, the Seller Indemnified Persons shall not have the right to be indemnified pursuant to Section 8.1(b)(i) unless and until the Seller Indemnified Persons (or any member thereof) shall have incurred on a cumulative basis aggregate Losses in an amount exceeding GBP 37,500, whereupon the Seller Indemnified Persons (or any member thereof) shall be entitled to indemnification for all Losses incurred by the Seller Indemnified Persons (or any member thereof); provided, however, that in no event shall the limitations set forth in this Section 8.5(c) apply with respect to any willful or knowing breach of such representations or warranties or any fraudulent or intentional acts or intentional misrepresentations of the Purchaser.

         (d) Indemnity Limitations for the Purchaser. From and after the Closing, the sum of all Losses pursuant to which indemnification is payable by the Purchaser pursuant to Section 8.1(b)(i) shall not exceed GBP 10,000,000; provided, however, that in no event shall the limitations set forth in this
Section 8.5(d) apply with respect to any willful or knowing breach of such representations or warranties or any fraudulent or intentional acts or intentional misrepresentations of the Purchaser.

         (e) Indemnity Limitation on Shares. From and after Closing the sum of all Losses incurred by the Purchaser Indemnified Persons (or any member thereof) pursuant to which indemnification is payable by the Stockholder pursuant to Section 8.1(a)(i) shall be satisfied and any recovery may be made only against any shares in the Escrow Account and not against any of the other assets or property of the Stockholder; provided, however, that in no event shall the limitations set forth in this Section 8.5(e) apply with respect to (i) the Excluded Seller Representations, or (ii) any willful or knowing breach of such representations or warranties or any fraudulent or intentional acts or intentional misrepresentations of any member of the Seller Group. From and after Closing the Purchaser and/or the Purchaser Indemnified Persons shall have no claim or right of action against the shareholders of the Company absent any fraudulent or intentional acts or intentional misrepresentations of any such shareholder of the Company.

8.6      Exclusion of certain claims.

         (a) No claim shall be made by the Purchaser against the Stockholder and the Stockholder shall have no liability to the Purchaser under this agreement, including the Warranties, in respect of any matter or liability, which is fairly and accurately disclosed in this Agreement as of the date of execution of this Agreement;

         (b) To the extent that it arises or is increased as a result of or is otherwise attributable to:

                  (i)      any change in or introduction of new law;

                  (ii)     any change in the rates of tax; or

                  (iii)    any  change or  withdrawal  by any  authority  of any
         published   administrative  practice;  in  each  case  announced  after
         Closing;

         (c) To the extent that loss or liability is recoverable under a policy of insurance or otherwise at no cost to the Purchaser or the Company or its subsidiaries.

8.7      Mitigation.

         Nothing contained in this Agreement shall have the effect of relieving the Purchaser from any duty to mitigate any loss or damage suffered by it.

8.8      Parties to claim.

         The Warranties and the undertakings, covenants and indemnities given by the Stockholder and the Purchaser under this Agreement shall be actionable only by the original Purchaser and original Stockholder and no person other than the Purchaser or Stockholder may make any Claim or take any action against the other party under this Agreement.


                                   ARTICLE IX
                       TERMINATION; EFFECT OF TERMINATION

9.1      Termination.

         This Agreement may be terminated at any time prior to the Closing by:

                  (i)      the mutual consent of the Purchaser and the Company;

                  (ii) the Purchaser, if there has been a breach by any member of the Seller Group of any representation, warranty, covenant or agreement set forth in this Agreement that such breaching party fails to cure within ten (10) Business Days after notice thereof is given by the Purchaser (except no cure period shall be provided for any such breach that by its nature cannot be cured);

                  (iii) the Company, if there has been a breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement that the Purchaser fails to cure within ten
         (10) Business Days after notice thereof is given by the Company (except no cure period shall be provided for any such breach that by its nature cannot be cured);

                  (iv)     the Purchaser, if the conditions set forth in Section
         7.1 or Section 7.2 have not been satisfied or waived by the Purchaser by January 31, 2005;

                  (v)      the Company,  if the  conditions set forth in Section
         7.1 or Section 7.3 have not been satisfied or waived by the Company by January 31, 2005; or

                  (vi) the Purchaser or the Company if any permanent injunction or other Order of a court or other competent Governmental Entity preventing the Closing shall have become final, binding and non-appealable;

provided, however, that neither the Purchaser nor the Company shall be entitled to terminate this Agreement pursuant to clause (iv) or clause (v) of this
Section 9.1, respectively, if such party's breach (or, with respect to such termination by the Company, the Stockholder's breach) of this Agreement has prevented the satisfaction of any such condition. Any termination pursuant to clause (i) of this Section 9.1 shall be effected by a written instrument signed by the Purchaser and the Company, and any termination pursuant to this Section
9.1 (other than a termination pursuant to clause (i) of this Section 9.1) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated. If (i) this Agreement is terminated by the Purchaser pursuant to Section 9.1(ii) or (ii) the Seller Group fails to consummate the transaction contemplated by this Agreement before January 31, 2005, even though all conditions to Seller Group's obligations specified in Article VII hereof, and all conditions to Purchaser's obligations specified in Article VII hereof, shall have been satisfied or waived, in each case on or before January 31, 2005, the Company will promptly pay Purchaser a fee equal to US $75,000 in immediately available funds. Payment of the fees described in this Section 9.1 will be Purchaser's sole and exclusive remedy against the Seller Group in the event of (i) a termination of this Agreement by the Purchaser pursuant to Section 9.1(ii) or (ii) Seller Group's failure to consummate the transaction contemplated by this Agreement before January 31, 2005, if all conditions to Seller Group's obligations specified in Article VII hereof, and all conditions to Purchaser's obligations specified in Article VII hereof, shall have been satisfied or waived, in each case on or before January 31, 2005. If (i) this Agreement is terminated by the Company pursuant to Section 9.1(iii) or (ii) Purchaser fails to consummate the transaction contemplated by this Agreement before January 31, 2005, even though all conditions to Purchaser's obligations specified in Article VII hereof, and all conditions to Seller Group's obligations specified in Article VII hereof, shall have been satisfied or waived, in each case on or before January 31, 2005, Purchaser will promptly pay Company a fee equal to US $75,000 in immediately available funds. Payment of the fees described in this Section 9.1 will be Seller Group's sole and exclusive remedy against the Purchaser in the event of (i) a termination of this Agreement by the Company pursuant to Section 9.1(iii) or (ii) Purchaser's failure to consummate the transaction contemplated by this Agreement before January 31, 2005, if all conditions to Purchaser's obligations specified in
Article VII hereof, and all conditions to Seller Group's obligations specified in Article VII hereof, shall have been satisfied or waived, in each case on or before January 31, 2005.

9.2      Effect of Termination.

         In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect, except for Section 6.4, Section 6.9, Section 6.13, this Section 9.2 and Article X, each of which shall survive the termination of this Agreement; provided, however, that the Liability of any party for any breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement, and, in the event of any action for breach of contract in the event of a termination of this Agreement, the prevailing party shall be reimbursed by the other party to such action for all fees, costs and expenses relating to such action incurred by the prevailing party, including the fees, costs and expenses of attorneys, accountants and other professional advisers, and including those incurred in the investigation of any such breach and in enforcing the terms of this Section 9.2.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.1     Amendment.

         This Agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by each party, except that any party may waive any obligation owed to it by another party under this Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.2     Entire Agreement.

         This Agreement and the other agreements and documents referenced herein (including the Schedules, Annexes and Exhibits (in their executed form) attached hereto) and any other document or agreement contemporaneously entered into with this Agreement contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto (including the Letter of Intent (the "Letter of Intent") dated July 30, 2004, by and between the Stockholder and the Purchaser).

10.3     Severability.

         It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.4     Benefits of Agreement.

         All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the foregoing. Anything contained herein to the contrary notwithstanding, (a) this Agreement shall not be assignable by any member of the Seller Group without the express written consent of the Purchaser and (b) the Purchaser may, without the consent of any other party hereto, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, and (ii) assign any or all of its rights and interests hereunder as security for any obligations arising in connection with the financing of the transactions contemplated hereby, in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of its obligations hereunder.

10.5     Expenses; Sales and Transfer Taxes.

         Except as otherwise provided in this Agreement, the Purchaser on the one hand and the Seller Group on the other hand shall each bear their own expenses incurred in connection with this Agreement (including the legal, accounting and due diligence fees, costs and expenses incurred by such party) and shall each pay their own sales, use, gains and excise Taxes and all registration or transfer taxes that may be payable in connection with or arising as a result of the consummation of the transaction contemplated by this Agreement.

10.6     Remedies.

         The parties each shall have and retain all rights and remedies existing in their favor under this Agreement, at law or in equity, including rights to bring actions for specific performance, injunctive and other equitable relief (including the remedy of rescission) to enforce or prevent a breach or violation of any provision of this Agreement, and all such rights and remedies shall, to the extent permitted by applicable Law, be cumulative and a party's pursuit of any such right or remedy shall not preclude such party from exercising or pursuing any other available right or remedy.

10.7     Notices.

         All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)      if to the Company or the Stockholder, to:

                           Integra SP Holdings LTD.

                           45 Tabernacle Street
                           London EC2A 4AA

                           Attention: Sven Thiele

                           Telephone No.: 44 (0) 20 7608 7220

                           Facsimile No.: 44 (0) 20 7608 7221

                           with a copy to:



                           Bircham Dyson Bell

                           50 Broadway
                           Westminster
                           London SW1H 0BL

                           Attention: Guy Vincent

                           Telephone No.: +44 (0)20 7227 7000

                           Facsimile No.: +44 (0)20 7222 3480

                  (ii)     if to the Purchaser, to:

                           Tiger Telematics, Inc.

                           10201 Centurion Parkway North

                           Suite 600

                           Jacksonville, Florida 32256

                           Attention:  Michael W. Carrender

                           Telephone No.:    (904) 279-9240

                           Facsimile No.:    (904) 279-9242

                           with a copy to:



                           Smith Hulsey & Busey

                           225 Water Street, Suite 1800

                           Jacksonville, Florida 32202

                           Attention:  John R. Smith, Jr.

                           Telephone No.:    (904) 359-7700

                           Facsimile No.:    (904) 359-7712



All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iv) in the case of mailing, on the third Business Day following such mailing.

10.8     Counterparts and Facsimile Execution.

         This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed to be an original instrument. All such counterparts shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

10.9     Governing  Law.

         (a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

         (b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH THAT APPLICABLE LAWS, EVIDENTIARY RULES AND JUDICIAL PROCEDURES APPLY OR THAT APPLICABLE LAWS AND ARBITRATION RULES IN CASES IN WHICH THE PARTIES HAVE EXPRESSLY AGREED TO SUBMIT ANY SUCH DISPUTES TO BINDING ARBITRATION APPLY, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS, EVIDENTIARY RULES AND JUDICIAL PROCEDURES, OR BY AN ARBITRATOR APPLYING APPLICABLE LAWS AND ARBITRATION RULES IN SUCH CASES WHERE THEY HAVE EXPRESSLY AGREED TO BINDING ARBITRATION. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. THE PARTIES HERETO AGREE THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN THE CITY OF JACKSONVILLE, FLORIDA, AND ANY APPELLATE COURT FROM ANY THEREOF.

10.10    Jurisdiction and Venue.

         (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for himself, herself or itself and his, her or its property, to the exclusive jurisdiction of any Florida state court or federal court of the United States of America sitting in Jacksonville, Florida, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Florida state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent he, she or it may legally and effectively do so, any objection that he, she or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder in any Florida state or federal court of the United States of America sitting in Jacksonville, Florida. Each of the parties hereto hereby irrevocably waives, to the fullest extent he, she or it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

         (c) Each of the parties hereto hereby agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

10.11    Mutual Contribution.

         The parties to this Agreement and their respective counsel have contributed mutually to the drafting of this Agreement. Consequently, no provision of this Agreement shall be construed against any party on the ground that a party drafted the provision or caused it to be drafted.

10.12    No Third Party Beneficiaries.

         Except as expressly provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.13    Independence of Covenants and Representations and Warranties.

         All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.

10.14    Interpretation; Construction.

         The term "Agreement" means this Purchase Agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Certain capitalized terms used and not otherwise defined elsewhere in this Agreement have the meanings given to them in Annex II attached hereto. In this Agreement, the term "knowledge" of any Person means (i) the actual knowledge of such Person, and (ii) that knowledge that should have been acquired by such Person after making such reasonable inquiry and exercising such reasonable due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including reasonable inquiry of those directors, officers, key employees and professional advisors (including attorneys, accountants and consultants) of such Person who could reasonably be expected to have actual knowledge of the matters in question. For purposes of the preceding sentence, the knowledge, both actual and constructive, of the Stockholder and each other director, officer and key employee of the Company and its Subsidiaries shall be imputed to each member of the Seller Group. The use in this Agreement of the word "including" means "including, without limitation." The words "herein," "hereof," "hereunder," "hereby," "hereto," "hereinafter," and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, paragraphs, subparagraphs, clauses, Schedules, Annexes and Exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms also shall denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.


                                           Company:


                                           INTEGRA SP HOLDINGS LTD.



                                           By:________________________________
                                              Sven Thiele, CEO



                                           Stockholder:


                                           INTEGRA SP NOMINEE LTD.



                                           By:________________________________
                                              Sven Thiele, CEO




                                           Purchaser:


                                           TIGER TELEMATICS, INC.



                                           By:________________________________
                                              Michael W. Carrender, CEO

                                     ANNEX I

                                   Stockholder
                                   -----------


Name and Address                                            Number of Shares
----------------                                            ----------------

INTEGRA SP NOMINEE LTD.                                          [____]

                                    ANNEX II

                               Certain Definitions
                               -------------------

         "Acquisition Proposal" means any offer, proposal or indication of interest in (i) the direct or indirect acquisition or sale of all or any material part of the Company or any of its Subsidiaries (whether by stock sale or asset sale), (ii) a merger, consolidation or other similar business combination, or a reorganization, recapitalization or other similar transaction, directly or indirectly involving the Company or any of its Subsidiaries, (iii) the direct or indirect acquisition of any capital stock or other securities of the Company or any of its Subsidiaries, or (iv) any stock sale or issuance or debt and/or equity financing directly or indirectly involving the Company or any of its Subsidiaries.

         "Affiliate" means, with respect to any Person, (i) a partner, member, owner, shareholder, trustee, director or officer of such Person or of any Person identified in clause (iii) below, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any partner, member, owner, shareholder, trustee, director or officer of such Person or of any Person identified in clause (iii) below), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

         "Arbitrating Accountants" means such independent "Big 5" public accounting firm as shall be agreed upon by the Purchaser and the Stockholder in writing or, if the Purchaser and the Stockholder cannot so agree, by lot from among the independent "Big 5" public accounting firms (other than the Purchaser's Accountants and PriceWaterhouseCoopers).

         "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required to be closed.

         "Capital Lease" means any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) assets or properties, whether real, personal or mixed, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person as of such date computed in accordance with GAAP.

         "Charter Documents" means, (i) as to any corporation, the articles, certificate or memorandum of incorporation or association of such corporation, the by-laws of such corporation, and each other instrument or other document governing such corporation's existence and internal affairs, (ii) as to any limited partnership, the certificate of limited partnership of such partnership, the agreement of limited partnership of such partnership, and each other instrument or other document governing such partnership's existence and internal affairs, (iii) as to any limited liability company, the articles, certificate or memorandum of organization of such limited liability company, the operating agreement of such limited liability company, and each other instrument or other document governing such limited liability company's existence and internal affairs, and (iv) as to any trust, the agreement or other instrument creating such trust and any and all other documents, instruments and certificates granting (and limiting) the powers and authorities of such trust and the trustee(s) thereof and governing the activities and operations of such trust and the trustee(s) thereof, in each case in clauses (i) through (iv) above, as amended and restated and in effect at the time in question.

         "Commission"   means  the  United   States   Securities   and  Exchange
Commission, or any Governmental Entity succeeding to the functions thereof.

         "Contract" means any loan or credit agreement, note, bond, mortgage, indenture, license, lease, sublease, grant of easement, right of way, purchase order, sale order, service order, or other contract, agreement, commitment, instrument, permit, concession, franchise or license, whether written or oral.

         "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

         "Employee Benefit Plan" means any employee benefit, fringe benefit, compensation, severance, incentive, bonus, profit-sharing, stock option, stock purchase or other plan, program or arrangement, whether or not funded.

         "Encumbrances" means and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, rights of way, servitudes, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money; provided, however, Encumbrances shall not include any restrictions imposed by United States federal and state securities laws.

         "Environmental, Health and Safety Laws" means all Laws, Permits, Orders, Contracts and common law relating to or addressing pollution or protection of the environment, public health and safety, or employee health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, in each case as amended and in effect from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor legislation thereto, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

         "ERISA Affiliate" means, with respect to any Person, any other Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c), 414(m) or 414(o) of the Code.

         "Exchange Rate" means the average closing currency conversion rate published on www.msn.com, or if such website is not available, on another currency conversion website mutually agreeable to the Purchaser and the Stockholder, averaged over a period of 11 days consisting of the day as of which the "Exchange Rate" is being determined and the 10 consecutive business days prior to such day.

         "Funded Indebtedness" means, without duplication, the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed by the Company or any of its Subsidiaries from other Persons (including any prepayment and similar penalties) and purchase money indebtedness (other than accounts payable in the ordinary course of business, consistent with past practice); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company or any of its Subsidiaries or in effect guaranteed, directly or indirectly, in any manner by the Company or any of its Subsidiaries through a Contract or other understanding or arrangement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss (any such Contract or other understanding or arrangement being referred to as a "Guaranty") (but the term "Guaranty" shall exclude endorsements of checks and other instruments in the ordinary course or business, consistent with past practice); (iii) all indebtedness of the type described in clause (i) above secured by any Encumbrance upon assets or properties owned by the Company or any of its Subsidiaries even though the Company or any such Subsidiary has not in any manner become liable for the payment of such indebtedness; (iv) Capital Leases, and (v) all interest expense and other charges accrued but unpaid, and all prepayment penalties and premiums, on or relating to any of such indebtedness. Funded Indebtedness of the Company and each of its Subsidiaries as of the date hereof is set forth on Schedule 4.13(c).

         "GAAP" means  generally  accepted  accounting  principles in the United
Kingdom,   as  promulgated  by  the  English   Institute  of  Certified   Public
Accountants, consistently applied.

         "Governmental Entity" means any domestic or foreign government or political subdivision thereof, whether on a federal, state, provincial or local level and whether legislative, executive, judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

         "Guaranty" has the meaning given to it in the definition of Funded Indebtedness.

         "Income Taxes" means all income Taxes (including any Tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits (including state Taxes imposed on subchapter S corporations)).

         "Indemnified Persons" means and includes the Seller Indemnified Persons and/or the Purchaser Indemnified Persons, as the case may be.

         "Indemnifying Persons" means and includes the Seller Indemnifying Persons and/or the Purchaser Indemnifying Persons, as the case may be.

         "Intellectual Property Rights" means all intellectual property rights, including patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, trade dress, logos and designs, and the goodwill connected with the foregoing, copyrights and copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records.

         "Law" means any applicable domestic or foreign law, statute, treaty, rule, directive, regulation, ordinance or similar provision having the force or effect of law, whether on a federal, state, provincial or local level (including all Environmental, Health and Safety Laws), or any applicable Order of any Governmental Entity.

         "Liability" means any actual or potential liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, or liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

         "Litigation Expense" means any out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, legal or administrative action, suit or Proceeding incident to any matter indemnified against hereunder, including court filing fees, court costs, arbitration fees or costs, witness fees, and fees and disbursements of outside legal counsel, investigators, expert witnesses, accountants and other professionals.

         "Losses" means any and all losses (including a diminution in the value of the Company's capital stock), claims, shortages, damages, expenses (including reasonable attorneys' and accountants' and other professionals' fees and Litigation Expenses), assessments and Taxes (including interest and penalties thereon), as reduced by (i) the amount actually recovered under insurance policies (net of deductibles and incidental expenses resulting therefrom), and
(ii) Tax benefits actually realized under Tax Laws in respect of such Losses, net of all reasonable costs and expenses of recovering any such Tax benefits. For purposes of determining Tax benefits actually realized, there shall be included only those Tax benefits resulting from such Loss that are actually realized before the taxable year in which a payment for a Loss is received and Tax benefits resulting from such Loss that are actually realized in the taxable year in which a payment for a Loss is received, as increased by (x) the amount of any Taxes payable on such indemnification payment and (y) the amount of any Taxes payable on the payment referred to in clause (x) hereof. The Purchaser and each member of the Seller Group hereby agree that the Purchase Price shall be deemed to be decreased by the amount of any payment made by the Seller Indemnifying Persons to the Purchaser with respect to Losses incurred by the Purchaser Indemnified Persons for which the Seller Indemnifying Persons was obligated to indemnify the Purchaser Indemnified Persons.

         "Management Stockholder" means those individuals set forth on the signature pages of this Agreement and identified as signing this Agreement solely for purposes of agreeing to be bound by Section 6.8 of this Agreement.

         "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 11 days consisting of the day as of which "Market Price" is being determined and the 10 consecutive business days prior to such day.

         "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

         "Orders"  means  judgments,   writs,  decrees,  compliance  agreements,
injunctions or judicial or administrative orders and determinations of any Governmental Entity or arbitrator.

         "Permits" means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from a Governmental Entity.

         "Permitted Encumbrances" means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate Proceedings and for which there are adequate reserves on the books, (ii) workers' or unemployment compensation liens arising in the ordinary course of business, and (iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business, consistent with past practice, securing amounts that are not delinquent.

         "Person" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, a Governmental Entity, and any other entity.

         "Proceeding" means any action, suit, investigation or proceeding before any Governmental Entity or arbitrator.

         "Purchaser Indemnified Persons" means and includes the Purchaser and its Affiliates (including, following the Closing, the Company), their respective successors and assigns, and the respective officers, directors, successors and permitted assigns and controlling parties of each of the foregoing; provided, however, that any such Person who was, prior to the Closing Date, an officer, director, employee, Affiliate, successor or assign of the Company or any of its Subsidiaries, or a Stockholder, shall not in such capacity, be a Purchaser Indemnified Person with respect to a breach of this Agreement or any Related Document based on facts or circumstances occurring, or actions taken by such Person, at or prior to the Closing.

         "Purchaser   Indemnifying   Persons"   means  the   Purchaser  and  its
successors.

         "Purchaser Losses" means any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person arising from or in connection with any matter that is the subject of indemnification under Article VIII.

         "Purchaser's Accountants" means GGK/Smith & Williamson (Nexia Audit Group).

         "Securities" means "securities" as defined in Section 2(1) of the Securities Act.

         "Securities Act" means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

         "Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

         "Seller Indemnified Persons" means and includes either (i) if the Closing does not occur, the Company, each of the Company's Subsidiaries, each Stockholder, and their respective Affiliates, directors, officers, successors and permitted assigns or (ii) if the Closing occurs, each Stockholder and his personal representatives, estate, heirs, successors and permitted assigns.

         "Seller Indemnifying Persons" means and includes either (i) if the Closing does not occur, the Company, each of the Company's Subsidiaries, the Stockholder, and their respective successors and permitted assigns, or (ii) if the Closing occurs, the Stockholder and its successors and permitted assigns.

         "Seller Losses" means any and all Losses sustained, suffered or incurred by any Seller Indemnified Person arising from or in connection with any matter that is the subject of indemnification under Article VIII.

         "Subsidiary" means, with respect to any Person, any other Person (i) whose Securities having a majority of the general voting power in electing the board of directors or equivalent governing body of such Person (excluding Securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting Subsidiaries, or (ii) a fifty percent (50%) interest in the profits or capital of whom is, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting Subsidiaries.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Taxes" means, with respect to any Person, (i) all Income Taxes and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax, and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person, and (ii) any liability for the payment of any amount of the type described in the foregoing clause (i) as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group, or
(C) a Contract or other understanding or arrangement.

         "TIGR Shares" means, restricted shares of common stock, .001 Dollar par value per share, of Purchaser, issued as "restricted securities" within the meaning of the Securities Act and represented by stock certificates bearing the following legend: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF

1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATIONS, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATIONS ARE NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER."

                             SELLER GROUP SCHEDULES

                                   Disclosure


         Unless the context otherwise requires words and expressions defined in the Agreement shall have the same meaning in these Schedules. The representations, warranties and indemnities contained in this Agreement are made and given subject to the disclosures referred to or contained in these Schedules. The Stockholder shall not be or be deemed to be in breach of any of those representations, warranties or indemnities (and no claim shall lie or liability attach) in respect of any matter which is fairly and accurately disclosed in these Schedules. The following are disclosed or are deemed to have been disclosed by these Schedules:

         (a) any matter specifically described in written correspondence between the Stockholder, the Stockholder's agents, the Company, any subsidiary or the Stockholder's Solicitors and the Purchaser's Solicitors and accountants on or before the date of these Schedules in relation to the Agreement or any transactions under or associated with it;

         (b) all the contents of the documents described in the attached disclosure schedules (true, correct and complete copies of which have been provided to Purchaser and initialed on behalf of the Stockholder and the Purchaser for purposes of identification); and

         (c) any matter specifically referred to in the Agreement or in any document referred to in it.


 SCHEDULE 3.1

The Stockholder is a nominee company formed for the purpose of this transaction and will hold the Shares on behalf of the Shareholders, for the purpose of transferring them to the Purchaser. The Stockholder will acquire these Shares prior to Closing.

The Company has granted a number of options over its shares. The Company will be inviting those option holders to exercise their options prior to Closing and upon exercise of those options and grant of Shares to those option holders those new shareholders will be asked to transfer their Shares to the Stockholder. The Company is taking advice on the nominee structure whereby the option holder may set off the price for exercising their options (in total some (pound)6m) against an equivalent value of Integra shares. This will have a neutral effect on the balance sheet of the Company.

Neither the Company nor the Stockholder is aware of any Encumbrance over the Shares.

The rules of the Integra SP Holdings Limited 2001 Employees Share Option Scheme (governed by English law) and ISO option scheme (governed by US law) are disclosed in the Disclosure Document at Tab 3 of Volume 1.

The Shareholders Agreement entered into between shareholders of the Company is disclosed at Tab 3 of Volume 1 of the Disclosure Document. The Shareholders Agreement contains certain restrictions on the ability of the Shareholders to transfer their shares without the agreement of the other shareholders. The Articles of Association of the Company (which is disclosed at Tab 2 of Volume 1 of the Disclosure Document) also contains restrictions on the ability of the Shareholders to sell their Shares. The Shareholders will be required to waive their pre-emption rights.

Details of subsidiaries of the Company, namely Integra SP Limited, Integra SP Inc, Integra France SAS and Integra SP IPR Limited appear at Tab 1 of Volume 1 of the Disclosure Document.

SCHEDULE 3.3

The Shareholders will be required to waive their pre-emption rights and their rights under the Shareholders Agreement.

The Board of Directors of the Company will be required to comply with their obligations under the Financial Services and Markets Act 2000 by delivering to the Shareholders a letter of offer approved by an approved body to be appointed and enclosing a letter of offer from the Purchaser.

SCHEDULE 3.5

The Company has employed brokers KBC Peel Hunt and the terms of their retainer appear in a letter dated 8 June 2004, which appears at Tab 5 of Volume 1 of the Disclosure Document together with an email confirming their agreement with the Company regarding their revised fees and payment terms.

SCHEDULE 4.1

See the disclosures under Article 3 above.

Integra SP Limited trades in the United States and the European Community.

Integra SP Inc trades in the United States.

Integra SP France SAS trades in Spain, France and Portugal.

Integra SP IPR Limited trades in the UK.

SCHEDULE 4.2

See the disclosures under Article 3 above.

Board minutes authorising the execution of this agreement appear at Tab 7 of Volume 1 of the Disclosure Document.

SCHEDULE 4.3

See the disclosures in Schedule 3 above.

Application has been made for approval by the Inland Revenue in the United Kingdom of the status of the Stockholder as a nominee company.

SCHEDULE 4.4

A schedule showing the capital structures of the Company and its subsidiaries, including options granted and outstanding appear at Tab 9 of Volume 1 of the Disclosure Document.

A shareholder in the Company, James Hale, agreed to transfer his shares in the Company. These shares have been transferred over a period of time to various other shareholders in the Company. It is arguable under the terms of the Shareholders Agreement that these transfers need the consent of the Shareholders and an extraordinary general meeting of the Company was called for 28 October 2004, under which a Shareholders resolution was passed authorising these transfers subject to the approval of the Remuneration Committee. A copy of the resolution passed at this meeting appears at Tab 9 of Volume 1 of the Disclosure Documents.

Prior to Closing the Company will undertake the following transactions:

         a)       the  following  options  will  be  issued:   Issue  of  option
certificates set out in Capitalisation Table at Tab 9 of Volume 1 of the Disclosure Document.

         b) the following shares will be issued: Allot 93,750 shares to Ken Yeadon. Approximately 85,000 A Ordinary Shares in issue transferred from James Hale to other shareholders.

         c) the following loans will be converted to shares: As per Shareholder Interest Loan Table at Tab 11 of Volume 1 of the Disclosure Document

SCHEDULE 4.5

There are a number of inter-company loans between the Company and its subsidiaries, details of which appears at Tab 11 of Volume 1 of the Disclosure Document.

Integra SP Limited has a bank facility with the Bank of Scotland with an overdraft facility. A copy of the facility letter appears at Tab 11 of Volume 1 of the Disclosure Document.

The Company has entered into loan agreements with a number Shareholders on the basis that the Shareholders may convert their loans into shares. Details of the current outstanding Shareholder loans appear at Tab 11 of Volume 1 of the Disclosure Document. Prior to the Closing Date, the Company will subject to the terms of the Agreement pay all amounts outstanding under any Shareholder loans in full.

SCHEDULE 4.6

The audited accounts of the Company and Integra SP Limited and its group for the year to 30 June 2002 appear at Tab 12 of Volume 1 of the Disclosure Document.

The consolidated audited accounts of the Company and its group for the years to 30 June 2003 and 30 June 2004 are in draft and will be completed and signed off by the Company's auditors and by the Company and disclosed prior to Closing. The Company and its subsidiaries are in breach of their obligations to deliver these accounts to Companies House and have incurred penalty fines of (pound)1500 in total relating to 2003 account for Integra SP Limited, Integra SP Holdings Limited and Integra SP IPR Limited.

The unaudited management accounts of the Company and its group containing a profit and loss account for the period from the 1 July 2004 to 30 September 2004 and a balance sheet as at 30 September 2004 appear at Tab 12 of Volume 1 of the Disclosure Document.

SCHEDULE 4.6(c)

A computer printout of the debtors and creditors of the Company and its subsidiaries appear at Tab 13 of Volume 1 of the Disclosure Document and show the balances as at 30 September 2004.

There is a provision in the accounts for deferred salaries and fees including tax and NIC. Details appear at Tab 13 of Volume 1 of the Disclosure Document.

SCHEDULE 4.8(ii)

Prior to closing, all the option holders who hold options granted by the Company will be invited to exercise their options in exchange for shares. See disclosures under Article III above. As of the Closing Date, the Company will subject to the terms of the Agreement have no outstanding securities that are convertible into, exchangeable for, or carrying the right to acquire, any equity securities of the Company or any of its Subsidiaries.

SCHEDULE 4.9

Neither the Company nor any member of its group have made nor are they required to make any tax filings in the United States.

Integra SP Limited is approximately one month in arrears in payment of PAYE to the Inland Revenue, which is some (pound)60,000 outstanding to pay. Integra SP Limited is to pay VAT over a period and there is currently (pound)22,000 outstanding which will be paid in the first half of November. As of the Closing Date, Integra SP Limited expect to be current in all amounts payable by it to Inland Revenue, including, without limitation amounts due for PAYE and VAT.

The company has received notice from the Inland Revenue that it will be carrying out a routine PAYE inspection of the Company and its subsidiaries in early November.

Neither the Company nor Integra SP France SAS has filed any tax returns with respect to Integra SP France SAS and no such tax returns are required to be filed.

The tax returns made by the Company and its UK subsidiaries for the tax year to 5 April 2003 are returns based on pre-audit numbers.

The tax affairs for the years to 30 June 2002 and 2003 are open with the Inland Revenue and there is a claim against the reduction of the research and development tax credit claim, which could result in a tax rebate of up to (pound)100,000 (this has not been provided for in the book of Integra SP Limited).

SCHEDULE 4.9 - vi, vii, viii, x

These warranties refer to American tax legislation, which is not relevant to the Company or its subsidiaries. The Company does not believe that it has any obligations under provisions referred to therein.

SCHEDULE 4.10

Integra SP Limited has granted debenture over all its assets to the Bank of Scotland as security for the lending made by the Bank of Scotland. A copy of the debenture appears at Tab 19 of Volume 1 of the Disclosure Document. The Company has notified the Bank of Scotland of this transaction, but the Bank's consent is not required.

Some of the assets of Integra SP Limited are subject to equipment leases. Details of those leases appear at Tab 20 of Volume 1 of the Disclosure Document.

SCHEDULE 4.10(b)

The list at Tab 20 of Volume 1 of the Disclosure Document contains all material assets and does not include intellectual property rights, which appear in later schedules.

SCHEDULE 4.11

This Schedule 4.11 lists all real property owned, leased or occupied by the Company and its subsidiaries

A copy of a lease granted to Integra SP Limited by Calathea Trust on the 3 February 2002 appears at Tab 1 of Volume 2 of the Disclosure Document. Integra SP Limited is one month in arrears of payment of the rent under the terms of the lease. As of the Closing Date, Integra SP Limited expects to be current on all amounts due under the terms of the lease.

A service office is rented in Paris. See contract with Fast Connect SAS at Tab 1 of Volume 3 of the Disclosure Document.

Integra SP Limited has to pay rates and other overheads in respect of the property in addition to rent. These sums appear in the accounts and management accounts. See bill at Tab 1 of Volume 11 of the Disclosure Document.

SCHEDULE 4.12

The Company and its subsidiaries own or have applied for a number of patents, details of which are set out at Tab 4 of Volume 2 of the Disclosure Document.

As a matter of policy any significant software of the Company and its subsidiaries is patented. In addition, intellectual property rights in the form of copyrights will be owned in any significant software.

It is a term of some agreements for the creation of software that software belongs to the customer in respect of service business where customers pay time and materials (T&M). Altio IPR is not affected by this.

All source codes for software belonging to the Company and its subsidiaries are available. Details of escrow agreements under which source codes are held appear at Tab 1 of Volume 3 of the Disclosure Document.

The Company and its subsidiaries hold a number of standard licences for the use of standard software such as Microsoft Office Software. A List appear at Tab 3 of Volume 2 of the Disclosure Document.

A number of licences for software from Tipco, Librados and other suppliers appear at Tab1 of Volume 3 of the Disclosure Document.

The standard form of terms and conditions for licences granted by the Company and its subsidiaries and a list of licensees appear at Tab 3 of Volume 2 of the Disclosure Document.

SCHEDULE 4.13

Schedule 4.13 Tab 1 of Volume 3 of the Disclosure Document contains all material Contracts of the Company and its subsidiaries Please note that some of these contracts include change of control clauses.

Integra SP Limited has a contract with Casanove and an employee was dismissed for breach of confidentiality but the Company does not believe that it will result in any claim by Casanove. Additional details appear at Tab 1 of Volume 3 of the Disclosure Document.

As set out above Integra SP Limited has borrowings from Bank of Scotland and there are shareholder loans outstanding.

At Tab 1 of Volume 3 there are four contracts with HSBC, one is signed and the other three are awaiting signature.

SCHEDULE 4.14

The Company has been pursuing a claim against a company in Luxembourg called Alfa Consult but it is unlikely that there will be any recovery. There are no sums outstanding to the lawyers in Luxembourg.

SCHEDULE 4.15

Schedule 4.15 at Tab 9 of Volume 3 of the Disclosure Document are all material Permits of the Company and its subsidiaries

SCHEDULE 4.16

Schedule 4.16 at Tab 10 of Volume 3 of the Disclosure Document contains details of all insurance policies of the Company and its subsidiaries.

The Company insurances are due for renewal during October 2004 when new policy documents will be issued.

SCHEDULE 4.17

Lloyd Dean was dismissed as a result of a breach of confidence involving the Casanove but it is not expected that there will be any claim.

Susie Iny is expected to go on maternity leave in December 2004.

George Cao has already indicated that he intends to resign and his written resignation is expected shortly.

A number of employees hold options granted by the Company. The Capitalisation Table at Tab 9 of Volume 1 of the Disclosure Document provides details.

SCHEDULE 4.17(g)

The Company and its subsidiaries have a number of relationships with individuals who trade through their own limited company as service companies including:

Michael Ward who trades through Maxsam Limited and who is on a long term assignment at Casanove.

Usman Siddiqui trades through Hasbang Computing Limited and charges through his company for off side data hacker work and in addition is an employee.

Adam Gourpinar trades through M Toros Limited and is on long-term contract at Royal Bank of Scotland.

Loan Hill Finance Limited provides the service of Sven Thiele and Alan Palmer to Integra SP Inc on the terms of the contract at Tab 17 of Volume 3 of the Disclosure Document.

SCHEDULE 4.18

SCHEDULE 4.20

The Company has retained KBC Peel Hunt on terms disclosed above.

SCHEDULE 4.22

None.

SCHEDULE 4.23

Schedule 4.23 at Tab 4 of Volume 4 of the Disclosure Document list all bank accounts of the Company and its subsidiaries

                               PURCHASER SCHEDULES

                                   Disclosure


         Unless the context otherwise requires words and expressions defined in the Agreement shall have the same meaning in these Schedules. The representations, warranties and indemnities contained in this Agreement are made and given subject to the disclosures referred to or contained in these Schedules. Purchaser shall not be or be deemed to be in breach of any of those representations, warranties or indemnities (and no claim shall lie or liability attach) in respect of any matter which is fairly and accurately disclosed in these Schedules. The following are disclosed or are deemed to have been disclosed by these Schedules:

         (a) any matter specifically described in written correspondence between the Purchaser, the Purchaser's agents, any subsidiary or the Purchaser's Solicitors and the Company's Solicitors and accountants on or before the date of these Schedules in relation to the Agreement or any transactions under or associated with it;

         (b) all the contents of the documents described in the attached disclosure schedules (true, correct and complete copies of which have been provided to Stockholder and initialed on behalf of the Stockholder and the Purchaser for purposes of identification); and

         (c) any matter specifically referred to in the Agreement or in any document referred to in it.

SCHEDULE 5.1

Tiger Telematics, Inc. is a USA Delaware corporation with a corporate office in Florida and is qualified to do business as a foreign corporation in the State of Florida.

SCHEDULE 5.3

None.

SCHEDULE 5.5

Jordan  Lawsuit  litigation-  see Form 10 Q for 3rd Quarter ended  September 30,
2003.

SCHEDULE 5.7

Common stock, par value $0.001 per share

           Authorized - 500,000,000 shares
           Issued and Outstanding as of September 29, 2004 - 22,975,621 shares


Reserved for issuance upon exercise of options and warrants as follows:

         Incentive stock option plan with 320,000 shares authorized; outstanding options to purchase 144,000 shares at an average exercise price of approximately $1.50, of which options to purchase 108,000 are fully vested. See 10K and 10Q Filings.

         Warrants expiring on June 30, 2006 to purchase 245,525 shares at an exercise price of $11.25.

From time to time the Company issues shares to various companies and persons that provide products and services to the Company including suppliers, distributors, and professional advisors including public relations, advertising and legal. The Company has offered Smith Hulsey & Busey, legal counsel to the Company, warrants to purchase 250,000 shares of common stock at $5.00 per share, expiring September 30, 2009.

The Company issued shares to Golden Sands for the Indie Studios acquisition (see press release).

The Company is in discussions to issue shares as a part of a potential acquisition of Warthog plc.